UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Magellan Health Services, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAGELLAN HEALTH SERVICES, INC.
55 Nod Road
Avon, Connecticut 06001
www.magellanhealth.com

April 12, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 annual meeting of shareholders of Magellan Health Services, Inc. to be held on Tuesday, May 15, 2007 at 9:00 a.m. local time, at The Avon Old Farms Inn, 1 Nod Road, Avon, Connecticut 06001.

This year, four (4) directors are nominated for election to our board of directors. At the meeting shareholders will be asked to: (i) elect one (1) director to serve until our 2009 annual meeting and three (3) directors to serve until our 2010 annual meeting; and (ii) ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2007.

The accompanying proxy statement provides a detailed description of these proposals. We urge you to read the accompanying materials so that you may be informed about the business to be addressed at our annual meeting.

It is important that your shares be represented at the annual meeting. Accordingly, we ask you, whether or not you plan to attend the annual meeting, to complete, sign and date your proxy and return it to us promptly in the enclosed envelope or to otherwise vote in accordance with the instructions on your proxy card. If you attend the meeting, you may vote in person, even if you have previously mailed in your proxy. However, if you hold your shares in a brokerage account (“street name”), you will need to provide a proxy form from the institution that holds your shares reflecting stock ownership as of the record date, to be able to vote by ballot at the meeting.

We look forward to seeing you at the meeting.

IF YOU PLAN TO ATTEND THE MEETING:

Registration and seating will begin at 8:00 a.m. Shareholders and their guests will be asked to sign-in and may be asked to present valid picture identification. Shareholders holding stock in street name will need to obtain a proxy form from their broker or other institution that holds their shares to evidence stock ownership as of the record date.

Sincerely,

Steven J. Shulman
Chairman and Chief Executive Officer

MAGELLAN HEALTH SERVICES, INC.
55 Nod Road
Avon, Connecticut 06001

Notice of Annual Meeting of Shareholders

TIME AND DATE	9:00 a.m. on Tuesday, May 15, 2007
PLACE	The Avon Old Farms Inn, 1 Nod Road, Avon, CT 06001
PURPOSE	(1)	To elect four (4) members of the board of directors, one of whom will serve for a two-year term, and three of whom will serve for three-year terms;
	(2)	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year 2007; and
	(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
RECORD DATE	You can vote if you are a shareholder of record at the close of business on March 26, 2007.
PROXY VOTING

It is important that you vote your shares. You can vote your shares by completing and returning the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

DANIEL N. GREGOIRE Secretary

Avon, Connecticut
April 12, 2007

MAGELLAN HEALTH SERVICES, INC.
55 Nod Road
Avon, Connecticut 06001

Proxy Statement for Annual Meeting of Shareholders
To Be Held May 15, 2007

INTRODUCTION

This proxy statement is being furnished to shareholders of Magellan Health Services, Inc., a Delaware corporation (the “company” or “us”), in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on Tuesday, May 15, 2007, at 9:00 a.m., local time, at The Avon Old Farms Inn, 1 Nod Road, Avon, Connecticut 06001, and any adjournment or postponement thereof. This proxy statement is dated April 12, 2007, and is first being mailed to shareholders along with the related form of proxy on or about April 12, 2007.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will be asked to consider and vote upon two proposals: (i) to elect one (1) director to serve until the 2009 annual meeting and three (3) directors to serve until the 2010 annual meeting (“Proposal Number One”); and (ii) to ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2007 (“Proposal Number Two”). In addition, management will report on our performance and respond to your questions.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 26, 2007, the date our board of directors has fixed as the record date for determining holders of outstanding shares of our Ordinary Common Stock, par value $.01 per share (“common stock”), who are entitled to notice of and to vote at the annual meeting, are entitled to vote at the meeting.

What constitutes a quorum and why is one required?

The presence at the meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a matter on the record date, will constitute a quorum. A quorum is the minimum number of shares required by law to be present or represented by proxy at the annual meeting for any action to be taken at the annual meeting. As of March 26, 2007, the approximate number of holders of record of our common stock was 392, and 39,104,548 shares of our common stock were issued and outstanding. The presence, in person or by proxy, of the holders of common stock representing at least 19,552,275 votes would be required to establish a quorum.

Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting, but are deemed not to have voted on any proposal. Broker non-votes occur when a broker nominee, holding shares in street name for the beneficial owner of the shares, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote. Because Proposal Number Two requires the affirmative vote of the holders of a majority of the shares present or represented by proxies at the meeting, broker non-votes will have the effect of a vote against that proposal.

A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

How do I vote?

If you complete and properly sign and return the accompanying proxy card in time for the meeting, it will be voted as you direct. If you are a registered shareholder on the record date and attend the meeting, you may deliver your completed proxy card in person. If your shares are held on the record date by a broker in street name and you wish to vote at the meeting in person or by proxy, you must obtain a proxy form from your broker to evidence your ownership and voting rights. Your votes will be counted by tellers of our transfer agent. These tellers will canvass the shareholders present at the annual meeting, count their votes and count the votes represented by proxies presented.

Unless your proxy specifies otherwise, proxies will be voted (a) FOR the election of the nominated directors; (b) FOR the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2007; and (c) otherwise in the discretion of the proxy holders as to any other matter that may come before the annual meeting. We expect that our current executive officers and members of our board of directors will vote their shares (representing approximately 0.5% of the shares of common stock issued and outstanding as of March 26, 2007) in favor of election of the nominee directors in Proposal Number One and in favor of Proposal Number Two, as presented in this proxy statement.

Can I change my vote?

Any shareholder who has given a proxy has the power to revoke that proxy at any time before it is voted either: (i) by filing a written revocation or a duly executed proxy bearing a later date, by mail, with Daniel N. Gregoire, our Secretary, at Magellan Health Services, Inc., 55 Nod Road, Avon, Connecticut 06001; (ii) by appearing at the annual meeting and voting in person; or (iii) by casting another vote in the same manner as the original vote was cast. Attendance at the annual meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the annual meeting will be by ballot.

What vote is required to approve each proposal?

Election of Directors.   The affirmative vote of a plurality of the votes of the shares of common stock that are present in person or represented by proxy at the annual meeting and entitled to vote, is required to elect the directors.

Ratification of Independent Auditors.   The affirmative vote of the holders of a majority of the votes that are present in person or represented by proxy at the annual meeting and entitled to vote is required to approve this proposal.

We will post the results of the voting on our Internet site at www.magellanhealth.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of your stock?

The following table sets forth certain information as of March 26, 2007 (except as otherwise noted) with respect to any person known by the company to be the beneficial owner of more than 5.0% of the outstanding shares of common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Guardian Investor Services LLC(2)	2,864,911	7.3
[no address provided]
TimesSquare Capital Management, LLC(3)	2,686,467	6.9
1177 Avenue of the Americas, 39th Floor New York, NY 10036

(1)          The information regarding the beneficial ownership of common stock by such individual or entity is included in reliance on its reports filed with the United States Securities and Exchange Commission (the “SEC”), except that the percentage of common stock beneficially owned is based upon the company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such reports and on 39,104,548 shares of common stock issued and outstanding as of March 26, 2007.

(2)          Based on information set forth in Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2007. Guardian Investor Services LLC is a registered investment adviser and broker-dealer which is a subsidiary of The Guardian Life Insurance Company of America and is the parent of RS Investment Management Co. LLC. RS Investment Management Co. LLC is the general partner of RS Investment Management, L.P., which is a registered investment adviser and a managing member of registered investment advisers.

(3)          Based on information set forth in Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2007. TimesSquare Capital Management, LLC is an investment adviser which is deemed under SEC rules to beneficially own stock owned by its investment advisory clients.

How much stock do your executive officers and directors own?

The following table sets forth information regarding the beneficial ownership of our common stock as of March 26, 2007 (except as otherwise noted) by: (i) each director and nominee for director; (ii) each of the current executive officers named in the Summary Compensation Table; and (iii) the directors and all executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class(3)
Steven J. Shulman	991,397	(4)	2.5
René Lerer, M.D.	121,618	(5)	*
Robert M. Le Blanc	6,606	(6)	*
Barry M. Smith	9,606	(7)	*
Saul E. Burian	12,325	(8)	*
Michael P. Ressner	12,325	(9)	*
William J. McBride	12,325	(10)	*
Michael Diament	12,325	(11)	*
Allen F. Wise	6,606	(12)	*
Nancy L. Johnson	—		—
Mark Demilio	57,026	(13)	*
Michael Majerik	—		—
Daniel N. Gregoire	53,558	(14)	*
All directors and executive officers as a group (13 persons)	1,295,717	(15)	3.2

                 * Less than 1.0% of total outstanding.

       (1) Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table is based upon information supplied by the directors and executive officers.

       (2) Includes as beneficially owned stock options and restricted stock held by such individuals which are exercisable or vesting within 60 days of 3/26/07, in accordance with SEC Rule 13d-3.

       (3) The percentage of common stock beneficially owned is based upon 39,104,548 shares of common stock issued and outstanding as of the above date.

       (4) Includes 129,107 shares owned outright and 862,290 shares underlying stock options exercisable within 60 days of 3/26/07.

       (5) Includes 17,964 shares owned outright or as restricted stock and 103,654 shares underlying stock options exercisable within 60 days of 3/26/07.

       (6) Includes no shares owned outright and 6,606 shares underlying stock options and restricted stock exercisable or vesting within 60 days of 3/26/07.

       (7) Includes 3,000 shares owned outright or as restricted stock and 6,606 shares underlying stock options and restricted stock exercisable or vesting within 60 days of 3/26/07.

       (8) Includes 5,719 shares owned outright or as restricted stock and 6,606 shares underlying stock options and restricted stock exercisable or vesting within 60 days of 3/26/07.

       (9) Includes 5,719 shares owned outright or as restricted stock and 6,606 shares underlying stock options and restricted stock exercisable or vesting within 60 days of 3/26/07.

(10) Includes 5,719 shares owned outright or as restricted stock and 6,606 shares underlying stock options and restricted stock exercisable or vesting within 60 days of 3/26/07.

(11) Includes 5,719 shares owned outright or as restricted stock and 6,606 shares underlying stock options and restricted stock exercisable or vesting within 60 days of 3/26/07.

(12) Includes no shares owned outright or as restricted stock and 6,606 shares underlying stock options and restricted stock exercisable or vesting within 60 days of 3/26/07.

(13) Includes 9,324 shares owned outright or as restricted stock and 47,702 shares underlying stock options exercisable within 60 days of 3/26/07.

(14) Includes 3,310 shares owned outright or as restricted stock and 50,248 shares underlying stock options exercisable within 60 days of 3/26/07.

(15) Includes 185,581 shares owned outright or as restricted stock and 1,110,136 shares underlying stock options exercisable within 60 days of 3/26/07.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Executive officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) reports that they file.

Based on our review of the copies of such reports, or written representations from certain reporting persons that no reports on Form 3, 4 or 5 were required for those persons, we believe that all reports required by Section 16(a) to be filed by our executive officers, directors and greater than 10% shareholders during 2006 were filed on a timely basis.

CORPORATE GOVERNANCE AND RELATED MATTERS

General

The business and affairs of the company are managed under the direction of the board of directors. The size of the board has been fixed at nine (9) directors, divided into three groups of directors who serve for staggered three-year terms. The board has been structured in this fashion to provide continuity in the board’s policies and to encourage members to adopt a long-term outlook in dealing with the company’s affairs.

Several provisions of the company’s by-laws and the policies adopted by the board are designed to promote effective and independent governance of the company. Under the by-laws, the board is required to present to the shareholders nominees for election as director and to take other corporate actions to cause the composition of the board, and in particular its Audit and Management Compensation Committees, to meet all applicable independence requirements. As described under “Director Independence” below, the NASDAQ Stock Market (“NASDAQ”) listing standards require the company’s board to be comprised of a majority of independent directors. Additional independence requirements under NASDAQ and SEC rules apply to the composition of the Audit and Management Compensation Committees. Our board also has a Nominating/Corporate Governance Committee to identify and recommend individuals to the board for nomination as members of the board and to review corporate governance principles which apply to the company. Our by-laws provide for designation of a lead director to fulfill various leadership functions on behalf of the non-employee directors if, as is currently the case, the chairman of the board also serves as an officer of the company. Currently, Mr. Shulman, the company’s Chairman of the board, also serves as Chief Executive Officer. The board has also adopted corporate governance guidelines which address several issues with how the board functions; the guidelines are posted on our Internet site at www.magellanhealth.com.

Lead Director

Currently, Mr. Le Blanc serves as the lead director of the board of directors. In that role, Mr. Le Blanc chairs the executive sessions of our outside (non-management) directors. In addition, Mr. Le Blanc has been designated the lead director for purposes of receiving communications from interested parties and from shareholders pursuant to rules of the SEC. You may express your concerns, whether such concerns relate to accounting-related matters or otherwise, by contacting the lead director through the communication channels set forth in the section entitled “Communications with Directors and Management” below.

Committees of the Board of Directors

The board of directors has established an Audit Committee, a Management Compensation Committee and a Nominating/Corporate Governance Committee, each of which is comprised solely of independent directors. The standards for determining director independence are discussed under “Director Independence” below. The functions, responsibilities and members of each of the committees are also described below. Each such committee operates pursuant to a charter which is posted on our Internet site at www.magellanhealth.com. The Audit and Management Compensation Committees were established in connection with the consummation of the company’s plan of reorganization in its bankruptcy proceedings in January 2004. The Nominating/Corporate Governance Committee was first established as the Nominating Committee in March 2006, and was redesignated as the Nominating/Corporate Governance Committee in October 2006, to identify and recommend nominees for director positions in the future and to review and make recommendations to the board regarding governance issues. The process for selecting nominees to the board is described under “Process for Selecting Nominees to the Board” below.

Audit Committee.   The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and has a written charter adopted by the board of directors. The primary function of the Audit Committee is to assist the board of directors in fulfilling its financial oversight responsibility by reviewing the company’s financial statements, the other financial information that is proposed to be provided to our shareholders, the periodic financial reports filed with the SEC, the system of internal controls that management and the board of directors have established, and the audit process. The Audit Committee has the power to conduct or authorize investigations into any matter within the scope of its responsibilities and has unrestricted access to management, the company’s internal audit staff and to current and former independent auditors and attorneys. The Audit Committee is responsible for selecting and engaging the independent auditors and the head of the company’s internal audit functions, reviewing the scope and approach of the annual audit with the independent auditors, and pre-approving any audit and non-audit services to be performed by the independent auditors. The Audit Committee is also required to review and approve the company’s “whistle blower” policies and procedures for employees to report fraud, accounting irregularities or other wrongdoing. It is authorized to retain independent counsel, accountants and others to assist it at the company’s expense.

The members of the Audit Committee are appointed annually by the board, and the Audit Committee must be composed of at least three directors, one of which is appointed chairperson. The committee is required to meet at least five times per year or more frequently as circumstances dictate. The current members of the Audit Committee are Messrs. Michael Ressner (chairman), William McBride and Michael Diament. The board of directors has determined that each of Messrs. Ressner, McBride and Diament is independent for purposes of NASDAQ listing standards. The board has determined that Mr. Ressner is an “audit committee financial expert,” as defined by Item 401 of SEC Regulation S-K, and has financial sophistication, as required by NASDAQ listing standards. Mr. Ressner is also an independent board member, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The board has determined that each of Messrs. McBride and Diament is financially literate.

Management Compensation Committee.   The Management Compensation Committee is responsible for overseeing our management compensation philosophies, policies, programs and practices. The committee establishes our general compensation philosophy and oversees the development and implementation of compensation programs. It also reviews and approves the means used for applying corporate goals and setting performance objectives to be used in determining the compensation of our CEO, other executive officers and other members of senior management. The committee also reviews and approves the compensation for the CEO and the other executive officers designated in this proxy statement as Named Executive Officers. The current members of the Management Compensation Committee are Messrs. Barry Smith (chairman), Saul Burian and Allen Wise. The board of directors has determined that each of Messrs. Smith, Burian and Wise is independent for purposes of NASDAQ listing standards.

Nominating/Corporate Governance Committee.   The Nominating/Corporate Governance Committee identifies and recommends individuals to the board for nomination as members of the board and its committees, oversees the company’s ongoing efforts to ensure high standards of corporate governance and ethics and periodically reviews and makes recommendations to the board concerning governance issues. In nominating candidates, the committee takes into consideration the factors that it deems appropriate, including those described in the Nominating/Corporate Governance Committee Charter. As provided in the company’s bylaws, candidates for election to the board may also be nominated by shareholders who meet certain requirements. The process which the Nominating/Corporate Governance Committee will follow in selecting nominees is described under “Process for Selecting Nominees to the Board” below. The current members of the Nominating/Corporate Governance Committee are Messrs. Diament (chairman), Ressner and McBride. The board of directors has determined that each of Messrs. Diament, Ressner and McBride is independent for purposes of NASDAQ listing standards.

Number of Meetings and Attendance

During 2006, the full board of directors held six meetings, the Audit Committee held six meetings, the Management Compensation Committee held ten meetings and the Nominating/Corporate Governance Committee (including the Nominating Committee) held four meetings. During 2006, each of the incumbent directors attended all of the meetings of the board of directors and all of the meetings of the Audit, Management Compensation and Nominating/Corporate Governance Committees that occurred while such director was a member of the board and such committees except that Mr. Burian did not attend two meetings of the full board and three meetings of the Management Compensation Committee.

While the board does not have a written policy regarding board member attendance at annual shareholders meetings, all members are encouraged to attend, and the decision to recommend an incumbent board member for re-nomination takes into account, among other criteria, the number of meetings attended and level of participation. All of the directors then serving attended the 2006 annual meeting of shareholders.

Directors’ Compensation

The following table sets forth for the fiscal year ended December 31, 2006 the compensation paid by the company to its non-executive directors. The company does not pay any compensation in their capacity as directors to any directors who are also executive officers of the company.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation		Total
	($)	($)	($)	($)		($)
Saul E. Burian	49,000	30,158	73,892	—		153,050	(3)
Michael Diament	63,958	30,158	73,892	—		168,008	(4)
Robert M. Le Blanc	67,250	30,158	73,892	—		171,300	(5)
William J. McBride	74,500	30,158	73,892	—		178,550	(6)
Michael P. Ressner	95,500	30,158	73,892	—		199,550	(7)
Barry M. Smith	66,500	30,158	73,892	48,000	(8)	218,550	(9)
Allen F. Wise	39,750	30,158	73,892	54,255	(8)	198,055	(10)

       (1) Under the 2006 Director Equity Compensation Plan, each director serving as of the close of business on the date of the annual meeting of the shareholders (5/16/06) received an award of 750 restricted shares, which had a closing price of $40.21 on that date.

       (2) Under the 2006 Director Equity Compensation Plan, each director serving as of the close of business on the date of the annual meeting of shareholders (5/16/06) received an award of 5,856 options.

       (3) At 12/31/06, Mr. Burian held stock awards totaling 6,469 shares and option awards totaling 5,856 shares from all awards prior to that date.

       (4) At 12/31/06, Mr. Diament held stock awards totaling 6,469 shares and option awards totaling 5,856 shares from all awards prior to that date.

       (5) At 12/31/06, Mr. Le Blanc held stock awards totaling 750 shares and option awards totaling 5,586 shares from all awards prior to that date.

       (6) At 12/31/06, Mr. McBride held stock awards totaling 6,469 shares and option awards totaling 5,856 shares from all awards prior to that date.

       (7) At 12/31/06, Mr. Ressner held stock awards totaling 6,469 shares and option awards totaling 5,856 shares from all awards prior to that date.

       (8) The company reimbursed the director this amount for the cost of traveling by private aircraft to attend board meetings in-person.

       (9) At 12/31/06, Mr. Smith held stock awards totaling 3,750 shares and option awards totaling 5,856 shares from all awards prior to that date.

(10) At 12/31/06, Mr. Wise held stock awards totaling 750 shares and option awards totaling 5,856 shares from all awards prior to that date.

In return for their services on behalf of the company as directors, the individuals who serve as members of the board of directors receive the compensation listed below; provided however, that no compensation is paid to those members who are employees of the company:

(a)          An annual retainer of $25,000, payable on a quarterly basis;

(b)         An additional annual payment of $15,000, payable on a quarterly basis, to each member of the Audit Committee;

(c)          An additional annual payment of $30,000, payable on a quarterly basis, to the Audit Committee chairman;

(d)         An annual payment of $10,000, payable on a quarterly basis, to each member of the Management Compensation Committee;

(e)          An additional annual payment of $10,000, payable on a quarterly basis, to the Management Compensation Committee chairman;

(f)            An additional annual payment of $20,000, payable on a quarterly basis, to the lead director;

(g)          $2,000 for each board meeting attended by the member in person;

(h)         $1,000 for each board meeting attended by the member via telephone;

(i)            $1,500 for each committee meeting attended by the member in person; and

(j)             $1,000 for each committee meeting attended by the member via telephone.

Under the terms of the company’s 2006 Director Equity Compensation Plan, directors who are designated by the board as “independent directors” for purposes of Article III, Section 3 of the company’s bylaws (or, although not so designated, are not an officer or employee of the company and do not otherwise participate in management and have been designated by the board to participate in the plan) and who are serving at the close of business on the date of the annual meeting of shareholders in the years 2006 or 2007, or who are elected after that date and before the next following annual meeting of shareholders and are designated by the board to participate in the plan, receive an award of restricted shares and stock options based on the fair market value at that time of 3,000 shares of common stock. Directors whose service commences after the date of an annual meeting of shareholders may receive an award of a lesser number of shares and options as determined by the board. The awards consist of 750 restricted shares and options with a value, calculated under the Black-Scholes-Merton option pricing model, equal to the market value (using the closing price on that date) of 2,250 shares.

Process for Selecting Nominees to the Board

The board of directors established a Nominating Committee in March 2006 which it redesignated as the Nominating/Corporate Governance Committee in October 2006. The Nominating/Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to become members of the board, among other things. Also in October 2006, the board adopted Corporate Governance Guidelines and a Policy for Selecting Nominees for Election as Directors, which are available on the company’s Internet site at www.magellanhealth.com. Prior to that time, the board operated under a Policy Regarding Director Nominations by the Board of Directors under which the independent members of the board considered and recommended nominations to the full board. Under the company’s by-laws, shareholders may also participate in the nomination of directors by two methods:  by recommending nominees for the consideration of the board of directors or by directly nominating an individual to serve as a director. For further information on the nomination of directors directly by shareholders, see “Direct Shareholder Nominations” below. The Nominating/Corporate Governance Committee is also responsible for evaluating and making recommendations to the board regarding individuals properly presented by shareholders for nomination.

In general, no specific search effort must be completed to fill a director position. In the case of a vacancy in the position of a director, the committee recommends to the board an individual to fill that vacancy either through appointment by the board or through election by the shareholders. In nominating candidates, the committee may take into consideration the factors that it considers appropriate. These factors may include the candidates’ personal qualities and characteristics; accomplishments and reputation in the business community; the candidate’s current knowledge and contacts in the communities in which the company does business and in the company’s industry; the candidate’s experience with business and other organizations of comparable size; the candidate’s ability and willingness to commit adequate time to board and committee matters; the candidate’s ability to complement the skills of the other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company; and diversity of viewpoints, background, experience and other demographics. Other factors which the committee may consider in evaluating candidates are set out in the Policy for Selecting Nominees for Election as Directors. The Nominating/Corporate Governance Committee may consider candidates proposed by management, but it is not required to do so. The committee must conduct the appropriate and necessary inquiries into the background and qualifications of possible candidates.

With respect to incumbent directors, the Nominating/Corporate Governance Committee will review the director’s overall service to the company during his or her term, including the number of meetings attended, level of participation, quality of performance, and circumstances that have presented or are expected to present a conflict of interest with the company. In general, no specific search effort must be initiated to conduct a search to fill the position of an incumbent director unless and until the board has determined that such director will not be re-nominated.

In cases where members of the Nominating/Corporate Governance Committee are subject to reelection at the next annual meeting, those directors exclude themselves from any committee discussion or action on their nomination. Messrs. Ressner and Diament excluded themselves from discussion or action on their nomination for reelection at the 2007 annual meeting but participated in discussion and action on the other candidates for election as directors.

The Nominating/Corporate Governance Committee also develops and recommends to the board standards to be applied in making determinations as to the absence of any material relationship between the company and a director and as to a director being otherwise considered independent under the NASDAQ rules.

The Nominating/Corporate Governance Committee also identifies board members qualified to fill vacancies on any committee of the board (including the Nominating/Corporate Governance Committee) and recommends the appointment of members to fill those vacancies. In nominating a candidate for committee membership, the Nominating/Corporate Governance Committee takes into consideration the factors set forth in the charter of the committee, if any, and any other factors it deems appropriate.

Messrs. Shulman, Ressner and Diament were nominated for reelection, and Ms. Johnson was nominated for election for the first time, as directors at the annual meeting through the process described above.

Shareholder Recommendations

Shareholders who wish to recommend a prospective nominee for the board may do so by writing to our corporate secretary at 55 Nod Road, Avon, CT 06001 along with whatever supporting material the shareholder considers appropriate. All such shareholder-recommended candidates should satisfy the following criteria for board qualification:

•       The candidate should be an individual of accomplishment in his or her career.

•       The candidate should be able in carrying out his or her responsibilities as a director to make independent business judgments in an analytical manner and should exhibit practical wisdom and mature judgment.

•       The candidate should possess the highest personal and professional ethics, integrity and values, and should be committed to promoting the long-term interests of the company’s stockholders, free of any relationship that may on a regular basis create conflict of interest between his or her directorial role and personal or other associative interests.

•       The candidate should have expertise and experience in an area pertinent to the company’s business, and have the time to and, by personality, be effective in providing advice and guidance to the management of the company based on that expertise and experience.

In order for shareholder-recommended candidates to be considered in an orderly manner, generally, names and other supporting materials should be submitted not later than six months prior to the anniversary of the mailing date of the Company’s most recent past annual meeting proxy statement, which will be November 10, 2007 for the 2008 annual meeting. Materials in support of a shareholder-recommended candidate should include:

•       All information about the candidate that is required to be disclosed in solicitations of proxies for election of directors or otherwise required under Regulation 14A under the Exchange Act, including written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

•       An indication of whether the candidate qualifies as “independent” under NASDAQ listing standards and securities law requirements relating to service on the Audit Committee.

•       The name and address of the recommending stockholder, as they appear on the company’s books, and of any beneficial owner on whose behalf the recommendation is made.

•       The class and number of shares of the company’s stock that are beneficially owned and held of record by such stockholder or beneficially owned by such beneficial owner.

•       Information regarding whether the recommending stockholder, beneficial owner or candidate or their affiliates have any plans or proposals for the company, including for any extraordinary transaction.

•       Whether the recommending stockholder, beneficial owner or candidate seeks to use the nomination to redress personal claims or grievances against the company or to further personal interests or special interests not shared by stockholders at large.

Direct Shareholder Nominations

Shareholders who wish to directly nominate an individual to serve as a director may do so if they are entitled to notice of and to vote at a meeting called for the election of directors, by writing to our corporate secretary at 55 Nod Road, Avon, CT 06001 together with various required materials. To be effective, the nomination must be received not later than 90 days prior to the anniversary date of the last annual meeting, provided that if the date of the annual meeting is more than 30 days before or after the anniversary date of the last annual meeting, the nomination must be received within 15 days after the public announcement by the company of the date of the annual meeting. The nomination must contain the following information to the extent known by the shareholder:

•       The name, age, business address, and residence address of the proposed nominee(s) and of the notifying shareholder.

•       The principal occupation of the proposed nominee.

•       A representation that the notifying shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice.

•       The class and total number of shares of capital stock and other company securities that are beneficially owned by the notifying shareholder and by the proposed nominee and, if such securities are not owned solely and directly by the notifying shareholder of the proposed nominee, the manner of beneficial ownership.

•       A description of all arrangements or understandings between the notifying shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by the notifying shareholder.

•       Such other information regarding the nominee proposed by such shareholder as would be required to be included in a proxy statement filed with the SEC pursuant to Regulation 14A under the Exchange Act had the nominee been nominated, or intended to be nominated, by the board.

•       The consent of the nominee to serve as a director of the company if so elected.

The company may request any proposed nominee to furnish such other information as may reasonably be required by the company to determine the qualifications of the proposed nominee to serve as a director of the company. Within 15 days after receipt by the secretary of a shareholder notice of nomination, the board must instruct the secretary to advise the notifying shareholder of any deficiencies in the notice. The notifying shareholder must cure the deficiencies within 15 days of receipt of such notice.

Director Independence

NASDAQ listing standards require that a majority of the company’s board of directors be classified as independent directors. Under NASDAQ rules, no director qualifies as independent unless the director is not an officer or employee of the company and the board determines that the director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For various corporate governance purposes, including the composition of the Nominating/Corporate Governance Committee and the Management Compensation Committee, we have separately adopted a standard for determining when a director is independent which is identical to the NASDAQ standard. This standard is available on our Internet site at www.magellanhealth.com. In addition, the charters of the committees of the board may contain additional considerations which bear on a determination that their members are independent for purposes of service on those committees.

On February 22, 2007, our board of directors undertook a review of director independence. During this review, the board considered transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries, including those reported under “Executive Officers—Certain Relationships and Related Party Transactions” below. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. In making this determination, the board applied the following standards, in addition to considering any other relevant facts and circumstances:

•       A director who is, or at any time during the past three years was, employed by the company, is not considered independent.

•       A director who accepted or who has a family member who accepted any payments from the company in excess of $60,000 during any period of twelve consecutive months within the three preceding years, except compensation for board or committee service, payments arising from an investment in the company’s securities and certain other payments, is not considered independent.

•       A director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer, is not considered independent.

•       A director who is, or has a family member who is, a partner in, or a controlling stockholder or any executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising from investments in the company’s securities and certain other payments, is not considered independent.

•       A director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the company serve on the compensation committee of such other entity, is not considered independent.

•       A director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years, is not considered independent.

In addition, the NASDAQ standards impose additional independence and qualification standards on the members of our Audit Committee. Under these standards, each committee member, in addition to meeting the definition of independence applicable to all non-employee directors, is prohibited from accepting directly or indirectly any consulting, advisory or other compensatory fee from the company or from being an affiliated person of the company, and must not have participated in the preparation of the company’s financial statements at any time during the past three years.

Under the standards set forth above, the board determined that all of its members, including each of the members of our Audit Committee, Management Compensation Committee and Nominating/Corporate Governance Committee, are independent as of the date of this proxy statement, except Mr. Shulman (our chief executive officer), Dr. Lerer (our chief operating officer) and Mr. Le Blanc, due to the prior ownership of a controlling interest in the Multi-Vote Common Stock by an affiliate of Onex Corporation (“Onex”), along with other factors, and the application of certain NASDAQ three year look-back rules. Mr. Le Blanc would currently be considered independent but for the application of the NASDAQ three-year look-back rules. With respect to Mr. Diament, the board considered whether his independence was affected by the fact that his brother and sister-in-law act as participating providers to the company’s behavioral health subsidiary. However, in view of the fact that those individuals participate on standard economic terms as other providers, that the amount of their fees derived from the company was small, and that the services provided by them represent bona fide services, the board determined that Mr. Diament’s independence was not affected. The board has also determined that Ms. Johnson, who is nominated for election to the board, is independent under the same standards described above.

Review of Related Person Transactions

On February 22, 2007, the board of directors adopted a Related Person Transaction Policy, the purpose of which is to address the reporting, review and approval or ratification of transactions with related persons. As a general matter, the company seeks to avoid related person transactions because they can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to be, based on considerations other than the company’s best interests. However, the company recognizes that in some circumstances transactions between the company and related persons may be incidental to the normal course of business or provide an opportunity that is in the best interests of the company or that is not inconsistent with the best interests of the company and where it is not efficient to pursue an alternative transaction. A copy of the policy is available on our Internet site at www.magellanhealth.com.

The policy applies to the following persons:

•       each director and executive officer of the company

•       any nominee for election as a director of the company

•       any security holder who is known to the company to own of record or beneficially more than five percent of any class of the company’s voting securities

•       any immediate family member of any of the above persons

For purposes of the policy, a related person transaction means any transaction or arrangement or series of transactions or arrangements in which the company participates (whether or not the company is a party) and a related person has a direct or indirect interest material to the related person. A related person’s interest in a transaction or arrangement will be presumed material to that person unless it is clearly incidental in nature or has been determined in accordance with the policy to be immaterial in nature such that further review is not warranted. The policy lists several types of transactions or arrangements that are not considered related person transactions for purposes of the policy, some of which include the following:

•       use of property, equipment or other assets owned or provided by the company, including aircraft, vehicles, housing and computer or telephonic equipment, by a related person primarily for company business purposes, if such use is subject to other policies of the company regarding such use

•       reimbursement of business expenses incurred by a director or executive officer in the performance of his or her duties and approved for reimbursement in accordance with the company’s policies and practices

•       compensation arrangements for employees and consultants for their services as such that have been approved by the Management Compensation Committee, other than certain perquisites.

Under the policy, except as otherwise provided, any director, nominee for director or executive officer who intends to enter into a related person transaction must disclose that intention and all material facts with respect to the transaction to the Audit Committee. Also, any officer or employee who intends to cause the company to enter into any related person transaction must disclose that intention and all material facts with respect to the transaction to his or her superior, who is responsible for seeing that that information is reported to the Audit Committee. As part of disclosing the material facts with respect to the transaction, the person proposing the transaction must provide specific details about his or her interest in the transaction, a description of the connection that person has with the transaction, the business justification for the transaction and other specific details. The Audit Committee must then review the related person transaction and approve the transaction before the transaction will be given effect. If the company in error enters into a related person transaction without pre-approval by the committee, the transaction must promptly upon discovery be presented to the Audit Committee for its review. The committee then will make a recommendation to management or the board whether undoing or modifying the transaction is appropriate and any disciplinary action or changes in the company’s controls and procedures should be made.

The Audit Committee may delegate its authority to review, approve or ratify related person transactions or categories of transactions, other than those involving a member of the committee, to the chairman of the committee where action is warranted between scheduled committee meetings. Any determination made under delegated authority must be presented to the full Audit Committee for review by the next regular meeting of the committee.

In approving or ratifying a related person transaction, the Audit Committee will consider under the relevant facts and circumstances whether the transaction is in, or is not inconsistent with, the best interests of the company, including the following factors:

•       the position within or the relationship of the related person with the company

•       the materiality of the transaction to the related person and the company

•       the business purpose for and reasonableness of the transaction, taken in the context of alternatives available to the company

•       whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the company offers generally to persons who are not related

•       whether the transaction is in the ordinary course of the company’s business and was proposed and considered in the ordinary course of business

•       the effect of the transaction on the company’s business and operations.

The policy may be changed at any time by the board.

For a description of an ongoing arrangement between the company and a related party, see “Executive Officers—Certain Relationships and Related Party Transactions” below.

Codes of Ethics

The company has adopted a Code of Ethics for Directors, covering directors only, and a Code of Ethics for Covered Officers, covering senior executives and individuals reporting directly to the chief executive officer and finance department employees at a vice president level or above. In addition, the company has adopted a Corporate Compliance Handbook covering all employees. The codes and the handbook provide a framework for a comprehensive ethics and compliance process designed to ensure that we conduct our business in a legal and ethical manner. All covered persons are expected to understand and comply with the policies and obligations described in the codes and the handbook.

The Code of Ethics for Directors deals with conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws, insider trading and personal loans to executive officers and directors. The Code of Ethics for Covered Officers deals with good faith and fair dealing in all negotiations and transactions, actual and apparent conflicts of interest, responsible use and protection of company assets, disclosures filed with the SEC or otherwise communicated to the public, compliance with laws, prompt reporting of violations of the code of ethics and other applicable policies, and accountability with respect to compliance with the code of ethics.

The handbook, among other things, contains a whistleblower policy that sets forth steps an employee should take if he or she has a question about a legal or ethical issue related to his or her job or the company, and prohibits retribution against any person raising an issue.

The company will provide to any person without charge, upon request, copies of its Code of Ethics for Directors, Code of Ethics for Covered Officers and Corporate Compliance Handbook for all employees. Any such request should be made in writing to the Investor Relations Department, Magellan Health Services, Inc., 55 Nod Road, Avon, CT 06001. The Code of Ethics for Directors and Code of Ethics for Covered Officers are also available on our Internet site at www.magellanhealth.com. The company intends to disclose any future material amendments to the provisions of the codes of ethics and material waivers from such codes of ethics, if any, made with respect to any of its directors and executive officers on its Internet site.

Disclosure Controls and Procedures

We have adopted disclosure controls and procedures that are designed to ensure that all public financial disclosures are accurate, complete and timely. We have also created a disclosure committee, which is responsible for ensuring our compliance with the disclosure controls and procedures and for the evaluation of those procedures. If you become aware that our public disclosures are not accurate, complete or timely, or become aware of a transaction or development you believe may require disclosure, you should report the matters as soon as practicable to our corporate secretary at 55 Nod Road, Avon, Connecticut 06001.

Communications with Directors and Management

We have several communications channels established for employees, shareholders and other interested parties to communicate with our management and/or our board of directors or committees thereof.

Member and Provider Communications:   Our members and providers have specific mechanisms for contacting us regarding such matters as benefits, claims or other administrative matters. Member and provider contact information is available on our Internet site at www.magellanhealth.com. Although our employees and members of management address most of these matters, significant issues are brought to the attention of senior management and, in certain cases, the board of directors.

Investor Relations:   We maintain an investor relations department that is responsible for communicating with current or prospective shareholders and addressing any issues raised by them. The contact information for our investor relations department is as follows:

E-mail: ir@magellanhealth.com
Post Office Address:
Investor Relations Department
Magellan Health Services, Inc.
55 Nod Road
Avon, CT 06001
Telephone: (877) 645-6464

Lead Director:   You may communicate with Mr. Le Blanc, our lead director, through the following channels:

E-mail: leaddirector@magellanhealth.com.
Post Office Address:
Communications with Lead Director
c/o Magellan Health Services, Inc.
55 Nod Road
Avon, CT 06001

All communications to the lead director will be treated confidentially. Communications should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up.

These communications will initially be received by a designee of the lead director who will log, track and summarize the matters raised in the communication. The lead director may direct that such communications be presented to the full board of directors, the non-management directors, one or more board committees or management and may direct that matters raised in the communications be investigated by outside advisors or counsel or by management.

PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS

Our certificate of incorporation provides for a board of directors divided into three groups, each group having a different three year term of office expiring at the annual meeting of shareholders in the relevant year. Directors are elected for a term of three years except in the case of elections to fill vacancies or newly created directorships.

The board of directors currently consists of nine (9) persons:  Steven J. Shulman, Michael P. Ressner, Saul E. Burian, Michael Diament, William J. McBride, Robert M. Le Blanc, Allen F. Wise, Barry M. Smith and René Lerer, M.D. The board proposes that Nancy L. Johnson, who has not previously served as a director of the company, be elected to serve for a term of two (2) years and until the election and qualification of her successor. The board of directors also proposes that Steven J. Shulman, Michael P. Ressner and Michael Diament, who are currently serving as directors, be re-elected to serve for terms of three (3) years and until the election and qualification of their successors. Saul E. Burian has declined to stand for re-election for personal reasons. The proxies cannot be voted for a greater number of persons than the four nominees named. Unless a shareholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of common stock will vote FOR the election of Nancy L. Johnson, Steven J. Shulman, Michael P. Ressner and Michael Diament as directors. The board of directors has no reason to believe that any nominee will decline or be unable to serve as a director. However, if a nominee will be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the board of directors.

William J. McBride, Robert M. Le Blanc and Allen F. Wise serve as directors whose terms expire in 2008. Barry M. Smith and René Lerer, M.D. serve as directors whose terms expire in 2009. These directors are not standing for re-election because their terms as directors extend past the annual meeting.

Certain Information Regarding Our Directors and Executive Officers

The following table sets forth the age and committee membership as of the date of this proxy statement of each nominee for director, each director continuing in office and each of our current executive officers who is a director. Descriptions of each person’s business experience during the past five years is set forth in the next section, entitled “Directors.”

NOMINEE FOR ELECTION FOR TERM EXPIRING IN 2009

Name	Age
Nancy L. Johnson	72

NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 2010

Name	Age	Committee Membership
Steven J. Shulman	55	—
Michael P. Ressner	58	Audit Committee (Chair), Nominating/ Corporate Governance Committee
Michael Diament	38	Nominating/Corporate Governance Committee (Chair), Audit Committee

DIRECTORS WHOSE TERMS EXPIRE 2008

Name	Age	Committee Membership
William J. McBride	62	Nominating/Corporate Governance Committee, Audit Committee
Robert M. Le Blanc	40	—
Allen F. Wise	64	Management Compensation Committee

DIRECTORS WHOSE TERMS EXPIRE IN 2009

Name	Age	Committee Membership
Barry M. Smith	53	Management Compensation Committee (Chair)
René Lerer, M.D.	51	—

Directors

Under the company’s certificate of incorporation and by-laws, the number of directors is currently fixed at nine (9). Messrs. Shulman, Le Blanc, Ressner, Diament and Burian and Dr. Lerer were initially appointed in accordance with the Company’s plan of reorganization under chapter 11 of the U.S. Bankruptcy Code, which was consummated on January 5, 2004. Mr. McBride was initially appointed by the board on January 21, 2004 and Mr. Smith was initially appointed by the board on December 17, 2004. Messrs. McBride and Le Blanc were re-elected by the stockholders at the 2005 annual meeting of stockholders, and Mr. Smith and Dr. Lerer were re-elected by the stockholders at the 2006 annual meeting. Mr. Wise was appointed to the board by the board in May 2006 after the 2006 annual meeting.

The company’s bylaws require a majority of directors to be independent in accordance with NASDAQ’s listing standards. The company’s board of directors has determined that except for those directors who are members of management of the company and Mr. Le Blanc, who is a Managing Director of Onex, all directors are independent, as that term is defined by the NASDAQ listing standards. For a discussion of these independence standards see “Corporate Governance and Related Matters—Director Independence” above.

Nominee for Election for Term Expiring in 2009

Nancy L. Johnson formerly served in the U.S. House of Representatives as a 12-term Congresswoman from the 5th District of Connecticut. She is currently a fellow at the Institute of Politics at Harvard University and in May 2007 will join the federal public policy group of the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Ms. Johnson was first elected to the House in 1982 and served on the Committee on Ways and Means for nine terms, where she chaired at various times the Oversight,

Human Resources and Health Subcommittees. Prior to her election to the House of Representatives, she served in the Connecticut Senate from 1977 to 1983.

Nominees for Election for Terms Expiring in 2010

Steven J. Shulman is the Chairman of the board and Chief Executive Officer of the company. He became Chief Executive Officer of the company in December 2002 and Chairman of the board on the effective date of the company’s plan of reorganization, January 5, 2004. Prior to joining the company, Mr. Shulman founded Internet HealthCare Group (“IHCG”), an early stage healthcare technology venture fund, and served as its Chairman and Chief Executive Officer from 2000 to 2002. Prior to IHCG, he was employed by Prudential Healthcare, Inc. as its Chairman, President and Chief Executive Officer from 1997 to 1999. Prior thereto, Mr. Shulman co-founded Value Health, Inc., a New York Stock Exchange listed specialty managed health care company, and served as President of its Pharmacy and Disease Management Group and director from 1991 to 1997. From 1983 to 1986, Mr. Shulman was employed by CIGNA Healthplans as President of its East Central Division. Prior thereto, he served as Director of Medical Economics for Kaiser Permanente from 1974 to 1982. Mr. Shulman is a member of the board of directors of IHCG; Digital Insurance, a private employee benefit service company; BenefitPoint Inc., a private insurance software company; and Health Markets, Inc., a privately-held insurance provider for self-employed individuals and small businesses.

Michael P. Ressner is a retired Adjunct Professor of Finance & Accounting and an adviser at North Carolina State University and is an adviser at Southeast Interactive Technology Fund. Mr. Ressner was first appointed to the board in 2004. Between 1981 and 2003, he served in a variety of positions at Nortel Networks, holding leadership positions within operations and finance. Mr. Ressner currently serves on the boards of Entrust, Inc., an internet security software company; Tekelec, Inc., a publicly-traded telecommunications company; Exide Technologies, a NASDAQ-listed stored electrical energy company; and Arsenal Digital Solutions, a private storage management services company.

Michael Diament formerly served as Portfolio Manager and Director of Bankruptcies and Restructurings from January 2001 to February 2006 for Q Investments, an investment management firm. From February 2000 until January 2001, Mr. Diament was a Senior Research Analyst for Sandell Asset Management, an investment management firm, and served as Vice President of Havens Advisors, an investment management firm, from July 1998 to January 2000. He was first appointed to the board in 2004. He also serves on the board of J.L. French Automotive Castings, Inc., a privately-held auto parts company.

Directors Whose Terms Expire in 2008

William J. McBride was first appointed to the board in 2004. Mr. McBride is currently retired. Prior to his retirement in 1995, Mr. McBride had been a director of Value Health, Inc., a New York Stock Exchange listed specialty managed care company which included Value Behavioral Health, one of the largest behavioral health managed care companies at the time. From 1987 to 1995, Mr. McBride served as President and Chief Operating Officer of Value Health, Inc., overseeing all operational activities of the company and its subsidiaries. Prior to his tenure at Value Health, Mr. McBride spent 15 years in a variety of positions with INA Corporation and its successor, CIGNA Corporation, including serving as President and Chief Executive Officer of CIGNA Healthplan, Inc., Vice President and Controller of INA’s Life and Healthcare Group and Vice President of Finance for CIGNA’s Affiliated Business Group. Mr. McBride currently serves on the board of directors of AMERIGROUP Corporation, a managed healthcare company focused on providing services to Medicaid recipients; Evolution Benefits, Inc., a private insurance services company; and Women’s Health USA, Inc., a private healthcare services company.

Robert M. Le Blanc, the board’s lead director, is a Managing Director for Onex Corporation. Mr. Le Blanc was first appointed to the board in 2004. Prior to joining Onex in 1999, Mr. Le Blanc held various positions with Berkshire Hathaway for seven years. He also worked for five years at GE Capital in a variety of positions, including corporate finance and corporate strategy. Mr. Le Blanc is a director of Berkshire Hathaway Life; Emergency Medical Services Corporation, a publicly-traded provider of emergency medical services; Center for Diagnostic Imaging; ResCare, Inc., a publicly traded human service company for the disabled; The Warranty Group, a provider of warranty and service contracts; Cypress Holdings; and Skilled Healthcare, Inc. He currently serves as chairman of Carestream Health Inc., a provider of medical and dental imaging systems. He is also a director of Connecticut Children’s Medical Center.

Allen F. Wise was first appointed to the board on May 16, 2006. Mr. Wise is Chairman of the board of directors of Coventry Health Care, a New York Stock Exchange-listed national managed healthcare company. From October 1996 to December 2004, he served as the President and Chief Executive Officer of Coventry. He previously served as executive vice president of UnitedHealth Group, Inc. Earlier in his career he served as president and chief executive officer of Wise Health System, a healthcare investment company; president and chief executive officer of Keystone Health Plan; and as chief operating officer of Independence Blue Cross. He is a director of Universal Health Services, Inc., a publicly-traded hospital management company; Arcadian, Inc., a privately-held healthcare services company; and chairman and a director of Health Markets, Inc., a privately-held insurance provider for self-employed individuals and small businesses.

Directors Whose Terms Expire in 2009

Barry M. Smith was first appointed to the board in 2004. Mr. Smith is the founder, Chairman and Chief Executive Officer of Bon Travay, S.A., a charitable organization dedicated to healthcare and educational efforts in Third World countries. Prior to founding Bon Travay, he founded and served as Chairman, President and CEO of Vista Care Services, a national provider of hospice services, from 1996 to 2003. Earlier in his career, Mr. Smith served as Chairman and CEO of Value Rx, Inc., then one of the country’s largest pharmacy benefit management companies, and, prior to that, served as Vice President of Operations for PCS Health Systems, also a pharmacy benefit management firm. Mr. Smith serves as the Chairman of RG Capital, a financial services company, and as Chairman and Chief Executive Officer of B&J Associates, Inc. and B&J Investments, LLC. He also serves as Chairman of Keystone National Group, a private equity fund of funds, and as Chairman of iNation, Inc., a software development and services company serving financial service providers. Mr. Smith also serves on the board of the Ambassador’s Council of Freedom From Hunger, a leading worldwide micro-credit provider to poverty-stricken women in Third World countries. Mr. Smith also serves on the board of directors of Inpatient Consultants, Inc., the nation’s largest provider of hospitalist services delivering patient care in acute care hospitals.

René Lerer, M.D. has served as President and Chief Operating Officer of the company since October 2003. He served as Chief Operating Officer of the company since January 2003. Dr. Lerer was first appointed to the board in 2004. Prior to joining the company, Dr. Lerer co-founded IHCG, an early stage healthcare technology venture fund, and served as its President from 1999 to 2002. Prior to IHCG, Dr. Lerer was employed by Prudential Healthcare, Inc. as its Chief Operating Officer from 1997 to 1999. Prior thereto, Dr. Lerer was employed by Value Health, Inc., a New York Stock Exchange listed specialty managed healthcare company, and served as Senior Vice President—Operations of its Pharmacy and Disease Management Group from 1995 to 1997. Prior thereto, Dr. Lerer was employed by Value Health Sciences as Senior Vice President of Corporate Development from 1992 to 1994. Dr. Lerer is a member of the board of directors of IHCG, Digital Insurance, a private employee benefits service company, and RealMed, a private insurance software company.

Director Election and Terms of Office

Ms. Johnson is currently nominated for election for a two-year term to extend until the 2009 annual meeting of stockholders and Messrs. Shulman, Ressner and Diament are currently nominated for reelection for a three-year term to extend until the 2010 annual meeting. Messrs. McBride, Le Blanc and Wise are currently serving for a three-year term to extend until the 2008 annual meeting of stockholders. Messrs. Smith and Lerer are currently serving for a three-year term to extend until the 2009 annual meeting of stockholders. In each case, the term of office will extend until the indicated annual meeting and the election and qualification of their respective successors, or their earlier death, incapacity, resignation or removal.

Arrangements Regarding the Nomination of Directors

There is no agreement or arrangement whereby any director or other individual has been nominated or will be re-nominated to serve as a director of the company. As a result, all directors are elected by the holders of Ordinary Common Stock, voting as a single voting group.

Certain provisions of the company’s certificate of incorporation and by-laws govern the nomination and election of the company’s directors. In accordance with the company’s bylaws, the board of directors is required to nominate for election at each annual meeting of shareholders candidates who, if elected, will cause a majority of the members of the board of directors of the company to be independent directors, as determined in accordance with the listing standards of NASDAQ (and to meet certain other requirements regarding independence for membership on the Audit, Management Compensation and Nominating/Corporate Governance Committees, as well as corporate governance guidelines adopted by the board). Nominations may also be made by shareholders in accordance with certain procedures established by the by-laws and nominations not made in compliance with the requirements established thereby may not be given effect.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

Executive Compensation Philosophy

Our compensation programs and policies are designed to attract, retain and reward individuals of outstanding ability in key executive positions, in order to deliver value to our shareholders. Specifically, our compensation programs have been developed using the following principles:

•       Pay for Performance: Our philosophy is that an individual’s compensation should reflect his or her individual performance, the performance of his or her area of responsibility, and the performance of the company as a whole. Corporate strategic goals are set and formally revisited by our board on an annual basis. Each executive’s performance for a year is evaluated in relation to the corporate strategic goals for the year pertaining to his or her area of responsibility. These same strategic goals serve as a framework on which all employee performance evaluations are derived.

•       Competitive Pay: We believe that the overall compensation package for each executive should be competitive as determined, where available, by market-based compensation data pertinent to his or her position. In determining competitive compensation levels, we consider comparable companies as well as comparable talent. We endeavor to set base compensation at a level modestly above the average determined by pertinent market-based compensation data in order to recruit and retain appropriate personnel and to set variable pay on terms and at levels that will be materially above the average where performance is correspondingly above average. Because we believe that it is necessary to attract superior executive talent to achieve our business objectives, targeted leadership positions that will most leverage company performance are benchmarked at the 75th percentile within the group of comparator companies. We conduct an annual review of both competitive market data, as well as comprehensive assessment of company, business unit and individual performance to ensure pay remains both competitive, as well as intricately linked to performance.

•       Alignment with Company Goals: Our compensation programs are designed to support both the short-term and long-term financial, operating and other goals of the company. We seek to balance the mix of long- and short-term variable compensation to incentivize the achievement by each executive of performance goals aligned with our long- and short-term goals, to help ensure execution of such goals through achievement of specific company-wide, business unit and individual objectives associated with such long- and short-term goals.

•       Alignment with Shareholder Interests: We believe that senior management’s compensation should include long-term incentives that encourage performance that builds long-term value for both the company and our shareholders. To that end, compensation program components balance the need to incent and reward short-term results (e.g. through the Short Term Incentive Plan (“STIP”)) with long-term results as reflected by the market performance over time of the company’s common shares (e.g. through equity awards under the 2003 Management Incentive Plan (“2003 MIP”) and the 2006 Management Incentive Plan (“2006 MIP”)).

Role of the Management Compensation Committee

The Management Compensation Committee (the “committee”) of our board of directors is comprised of three members of the board of directors who are not current or former employees of the company and who the board has determined are independent for purposes of NASDAQ listing standards. See “Corporate Governance and Related Matters—Director Independence” above. The duties and responsibilities of the committee include: (i) establishment of our general compensation philosophy, and oversight of the development and implementation of compensation programs; (ii) review and approval of the means used for applying our corporate goals, and our specific company-wide and business unit performance objectives to be used in determining the compensation of our chief executive officer, other executive officers and other members of senior management; (iii) review and approval of compensation for our chief executive officer and our other Named Executive Officers; (iv) the development of recommendations to our board with respect to our various compensation plans and programs and overseeing the activities of the individuals and committees responsible for administering these plans; and (v) oversight of regulatory compliance with respect to compensation matters. In practice, the committee specifically determines the compensation payable to the Named Executive Officers and one additional officer (our controller, Jeffrey West) with input from pertinent management personnel, independent compensation consultants and other advisers. The committee periodically (but at least annually) reviews tally sheets for each of our Named Executive Officers which detail each and every component of each person’s total compensation.

Compensation Consultants

In July 2005, the committee engaged Steven Hall & Partners, a nationally recognized compensation consulting firm, to act as its independent compensation consultant and provide the committee with information supporting compensation decisions with respect to our Named Executive Officers and other executive officers and key employees for their compensation in 2006 and to review and advise the company on its management compensation plans and programs. These consultants were engaged directly by the committee although they periodically interact with management to gather relevant data, to implement compensation plans and programs and to assist in the preparation of the company’s proxy statement and other public filings. The committee annually instructs the consultants to perform a market analysis and develop competitive market data of comparator companies for all elements of compensation. Based on its market analysis, the consultants formulate a range of values within major elements of compensation, which the committee considers in making its compensation decisions.

Comparator Companies

In setting compensation levels for our executive officers, the committee considers several sources of data, consistent with the philosophy and objectives of our compensation program. Because we have few similar peer companies with which we compete, we use several data sources in our market analysis. Specifically, the companies used in our market analysis are selected based on 1) the caliber of talent required to meet and exceed the company’s operational and strategic goals and 2) similar industry, business, size, and revenue characteristics. Additionally, for those executive roles that may cross industry lines, market survey data based on discipline, company size, and revenue is considered. For all of these analyses, total remuneration is considered, including base salary, bonus (short-term incentive awards), and equity and other long-term incentive awards.

Comparable Talent Assessment

While we rely primarily on performance, we also rely to a large degree on an assessment of comparable talent in making compensation decisions for Mr. Shulman, Dr. Lerer and Mr. Demilio. A comparable talent-based comparison was used to negotiate the employment agreements and set the initial incentive compensation package established for Mr. Shulman, Dr. Lerer and Mr. Demilio shortly prior to the January 2004 effective date of the company’s plan of reorganization. In conducting this comparable talent assessment, we review public proxy statement information of companies in similar lines of business whose executives mirror the experience of Mr. Shulman, Dr. Lerer and Mr. Demilio. Companies used in this analysis in 2006 and 2007 were:

National Managed Care Companies:	Aetna, Inc., CIGNA Corporation, and UnitedHealth Group Inc.
Blue Cross/Blue Shield Companies:	Wellpoint, Inc. (formerly Anthem), WellChoice, Inc., and Wellpoint Health Networks Inc.
Regional Managed Care Companies:	Coventry Health Care, Inc., Health Net, Inc., Humana, Inc., PacifiCare Health Systems, Inc., and Sierra Health Services, Inc.
Specialty Health Care Companies:	Amerigroup, Caremark Rx, Inc., Express Scripts, Inc., and Medco Health Solutions, Inc.

Comparable Companies Assessment

For Mr. Shulman, Dr. Lerer and Mr. Demilio, an analysis of publicly-available proxy statement information of comparable companies, as defined by industry, business and revenues, is also conducted annually. Comparable companies assessed as part of the compensation decisions taken in 2006 were: AMERIGROUP Corporation, Centene Corporation, Coventry Health Care, Inc., Molina Healthcare Inc., Sierra Health Services, Inc. and WellCare Health Plans, Inc.

Other Market Data

For Messrs. Gregoire and Majerik, who serve as General Counsel and Chief Sales & Marketing Officer, respectively, market survey data based on discipline, organizational size, revenue and industry is used. Many of the companies listed above are included in these survey data, along with data from many other companies with executives in those positions.

Mix of Compensation

Consistent with our compensation philosophy, our total remuneration for executive officers is designed to attract and retain appropriate talent and encourage performance that builds long-term value for both the company and its shareholders. To that end, our executive compensation program balances both short and long-term incentives. Specifically, each compensation component is intended to address a goal of our compensation philosophy:  base pay and benefits are designed to attract top talent; our STIP bonuses are designed to reward short-term (annual) results; and the equity component of our compensation plan is designed to reward longer term results consistent with shareholder returns and promote retention. We believe this three-part program properly aligns incentives to management to maximize the sustainability of the company’s performance over time. In reviewing the mix of compensation to be paid to our Named Executive Officers for 2007, the committee reviewed tally sheets showing the values generated by each component of compensation, which were set based on a review of the comparator companies and comparable talent. Option grants were valued using the Black-Scholes-Merton option pricing model.

We determine most elements of executive compensation with reference to base salary because we have set base salary levels to reflect the degree of influence which we believe each individual executive officer has over company performance. As discussed below, we use base salary as a reference point to determine eligibility and awards under our STIP annual bonus plan, grants of stock options and restricted stock units (“RSUs”), and deferred compensation under our Supplemental Accumulation Plan (“SAP”) plan. As a result, changes in base salary have a substantial effect on total compensation.

Compensation Program Components and Rationale for our Named Executive Officers

The compensation packages for our Named Executive Officers are designed to set total compensation at levels that reflect both personal and organizational performance and results. Each of our Named Executive Officers has an employment agreement that establishes his base salary and bonus opportunities that was agreed upon following arm’s length negotiations with the respective individual. See “Executive Officers—Employment Contracts and Termination of Employment and Change of Control Payments” below. The employment agreements with Mr. Shulman, Dr. Lerer and Mr. Demilio were negotiated with the company’s creditors and other parties in interest in connection with the company’s emergence from bankruptcy and, thus, before the committee was formed but have been reviewed by the committee, which takes these agreements into account in making salary adjustments, incentive awards and other discretionary compensation decisions. The employment agreements with our other Named Executive Officers have been approved by the committee. In determining annual adjustments to base salary, annual bonus awards (short-term incentive) and annual equity awards (long-term incentive) for our Named Executive Officers, the committee considers recommendations of the chief executive officer (except in the case of his own compensation) based on his assessment of each executive’s performance and results and in the context of market data provided by the committee’s independent compensation consultants.

Base Salary

Base salary is intended to provide basic financial security to our Named Executive Officers, so it is not made subject to substantial performance risk in any year. In determining the base salary for each of our Named Executive Officers, the committee considers such factors as existing contractual commitments; competitive market data; compensation opportunities perceived to be necessary to retain them; individual performance; and the scope, complexity, difficulty and criticality of the individual executive officer’s role with the company. Our employment agreements with Mr. Shulman, Dr. Lerer and Mr. Demilio, entered into in January 2004, specify an initial base salary amount subject to annual adjustment based on performance reviews. With regard to Messrs Shulman, Lerer, and Demilio, we determined their initial base salaries and total compensation based on their experience and demonstrated results, the scope, complexity, difficulty and criticality of their roles, as well as their prior compensation.

We also entered into employment agreements with our general counsel, Mr. Gregoire, and our chief sales and marketing officer, Mr. Majerik, when they joined the company in January 2005 and July 2006, respectively, which specify an initial base salary subject to annual adjustment based on performance reviews. We determined initial base salary for Messrs. Gregoire and Majerik by conducting a market assessment to determine an appropriate pay range for the position, using comparable company data, comparable talent data, and other survey data as appropriate. We also assessed the candidate’s experience and demonstrated results, the scope, complexity, difficulty, and criticality of the candidate’s role, as well as the candidate’s then-current compensation.

To determine the adjustment to base salary payable in 2006 and 2007 to Mr. Shulman, the committee developed and shared with Mr. Shulman criteria by which his performance was to be assessed, including both overall company targets, as well as areas on which he was to be individually assessed (e.g. leadership, strategic planning, succession planning, HR, communications, external relations, board communications, board governance and financial results). Toward the end of the fiscal year, the committee solicited input from the board on the degree to which the objectives were met, and approved compensation actions relating to the year. Adjustments to Mr. Shulman’s base salary for the next year were then determined based on an overall assessment of his performance in the context of market data regarding executive compensation range movement as provided by the compensation consultants.

To determine the adjustment to base salary payable in 2006 for Messrs. Lerer, Demilio and Gregoire, and for those officers and Mr. Majerik in 2007, Mr. Shulman articulated the overall company strategy, and each executive created a “scorecard” for his respective area of responsibility that reflected the company’s goals. At the end of each year, each executive completed a self-assessment based on his scorecard and arrived at a quantitative score for the year. Mr. Shulman then reviewed the self-assessments, and completed his own analysis of each executive’s performance, and assigned a quantitative rating resulting in a recommended increase percentage in the executive’s base salary. The committee reviewed Mr. Shulman’s recommendation for base salary increases, and adjusted the increases based on their discretion. As a result of this process, the committee decided to increase the base salary amounts for Mr. Shulman by 5%, Dr. Lerer by 7.5%, Mr. Demilio by 3% and Mr. Gregoire by 3%. These increases were generally in line with inflation and reflected that all of our Named Executive Officers had met and exceeded their performance scorecards and goals. Mr. Majerik did not receive an increase in base salary due to the fact that he assumed his current position in July 2006.

Annual Bonuses

We have established an annual short-term incentive plan, the STIP, which is described under “Benefit Plans and Awards—Annual Incentive Plan” below. The STIP provides cash bonuses and is available to all management, including our Named Executive Officers. The STIP was utilized in 2005 and 2006 as the primary vehicle for providing management with short-term incentives. At the beginning of each fiscal year, the committee, with input from the chief executive officer, other members of management and the compensation consultants, establishes performance goals which could result in a threshold, target or maximum bonus payout. At the end of the fiscal year, the committee then reviews the company’s and the individual’s performance relative to those performance goals and determines whether the goals were achieved and decides on the level of funding for the annual bonuses. Annual bonuses are paid in the first quarter of the year following the fiscal year to which the bonuses relate. The bonuses paid in 2007 were for work performed during 2006. The performance criterion for funding the 2006 annual bonus pool was the achievement of approximately $186 million in “segment profit,” including the effect of our acquisitions of our new subsidiaries, National Imaging Associates, Inc. and ICORE Healthcare, LLC.

We define “segment profit” as profit or loss from continuing operations before stock compensation expense, depreciation and amortization, interest expense, interest income, gain on sale of assets, special charges or benefits, income taxes and minority interest. We use segment profit information for internal reporting and control purposes and consider it important in making decisions regarding the allocation of capital and other resources, risk assessment and employee compensation, among other matters. Segment profit information referred to in this proxy statement may be considered a non-GAAP financial measure. Further information regarding this measure, including the reasons management considers this information useful to investors, is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed with the SEC on February 28, 2007, and will be included in our Quarterly Reports on Form 10-Q to be filed with the SEC as required.

We believe that segment profit is an appropriate measure of company performance for purposes of determining annual bonuses because we discuss segment profit in announcing our financial results and many shareholders and analysts use it as an important measure of overall company performance. We also believe that setting annual bonus performance targets based upon segment profit properly aligns incentives of our executives and employees with the interests of our shareholders. The committee determined that the 2006 goals were exceeded. As a result, the committee determined to fund the aggregate bonus pools at 126.8% of target funding levels. Each individual’s bonus is determined based upon each individual’s bonus target (percent of base salary), an evaluation of each individual’s performance, and the overall company funding level. Targets for short-term incentive bonuses for each Named Executive Officer are determined by the committee after consideration of the total annual remuneration of the officer (including base salary, bonus, and equity awards). Total remuneration ranges are based on comparable company data, comparable talent data, and other survey data as appropriate. The individual bonus awards to Messrs. Shulman, Lerer, Demilio, and Gregoire described below reflected our favorable financial performance as measured by segment profit and their positive individual performance as measured by their individual performance criteria.

Mr. Shulman:   Under his employment agreement, Mr. Shulman is entitled to an annual target bonus opportunity of 100% of base salary. The applicable performance targets for each year are fixed by the committee during the first quarter of the year after consultation with Mr. Shulman, subject to the requirements of Mr. Shulman’s employment agreement that provide that (i) the performance targets established with respect to the target bonus must not be less favorable than the corporate performance targets applicable to other bonus eligible executives of the company and (ii) the other terms and conditions applicable to the target bonus must not be less favorable than those established for the other bonus-eligible executives of the company. The performance criteria upon which the performance targets are based are the performance criteria set forth in the STIP. Mr. Shulman is awarded the applicable portion of the target bonus based on the achievement of the performance targets, as follows:

% Achievement of Performance Targets	% of Target Bonus Earned
80%	0%
100%	100%
120%	200%

The portion of target bonus earned by Mr. Shulman is determined on a straight line interpolated basis for performance target achievement between the percentages set forth above. The committee may, in its discretion, authorize the company to pay to Mr. Shulman additional bonus amounts if it finds that they are warranted under the circumstances.

As a result of this process, the committee in 2006 awarded Mr. Shulman, for the 2005 performance year, 176% of his target bonus, or $1,831,440. In the first quarter of 2007, for the 2006 performance year, he was awarded 170% of his target bonus, or $1,839,000.

Dr. Lerer and Mr. Demilio:   Under their employment agreements, Dr. Lerer and Mr. Demilio are entitled to an annual target bonus opportunity of 75% and 60% of base salary, respectively. The applicable performance targets for each year are fixed by the committee during the first quarter of the year, subject to the requirements of Dr. Lerer’s and Mr. Demilio’s employment agreements that (i) the performance targets established with respect to the target bonus must not be less favorable than the corporate performance targets applicable to other bonus-eligible executives of the company, and (ii) the other terms and conditions applicable to the target bonus must not be less favorable than those established for other bonus-eligible executives of the company. The performance criteria upon which the performance targets are based are the performance criteria set forth in the STIP. Dr. Lerer and Mr. Demilio are awarded the applicable portion of the target bonus based on the achievement of the performance targets, as follows:

% Achievement of Performance Targets	% of Target Bonus Earned
80%	0%
100%	100%

The portion of target bonus earned by Dr. Lerer and Mr. Demilio is determined on a straight line interpolated basis for performance target achievement between the percentages set forth above. The chief executive officer may recommend that the committee award an additional discretionary bonus amount to Dr. Lerer and Mr. Demilio if he believes it is warranted under the circumstances.

As a result of this process, the committee in 2006 awarded both Dr. Lerer and Mr. Demilio, for the 2005 performance year, 176% of their target bonus, or $824,148 and $549,432, respectively. These bonuses consisted of target bonus opportunities of 75% and 60% of base salary specified in their employment agreements, respectively, and an additional discretionary bonus amount for Dr. Lerer and Mr. Demilio of $200,148 and $39,432, respectively. In the first quarter of 2007, for the 2006 performance year, Dr. Lerer and Mr. Demilio were awarded 225% and 190% of their target bonus, respectively, or $1,095,000 and $617,000, respectively. These bonuses consisted of target bonus opportunities of 75% and 60% of base salary specified in their employment agreements, respectively, and an additional discretionary bonus amount for Dr. Lerer and Mr. Demilio of $608,280 and $292,520, respectively.

Mr. Gregoire:   Under his employment agreement, Mr. Gregoire is eligible to receive an annual target bonus opportunity of at least 50% of base salary under the STIP or successor annual incentive plan applicable to similarly situated executive officers. The committee in 2006 awarded Mr. Gregoire, for the 2005 performance year, 144.6% of his target bonus, or $235,000. In the first quarter of 2007, for the 2006 performance year, he was awarded 114.8% of his target bonus, or $194,000.

Mr. Majerik:   Under his employment agreement, Mr. Majerik is eligible to receive an annual target bonus opportunity of 50% of base salary under the STIP or successor annual incentive plan applicable to similarly situated executive officers. The committee in 2007 awarded Mr. Majerik, for the 2006 performance year, 50% of his target bonus, or $69,000, which represented a proration of his target bonus based on the portion of 2006 that he held his position.

Equity Awards

We provide our Named Executive Officers with equity awards under the 2003 MIP and the 2006 MIP, which are designed as a long-term incentive vehicle, to promote focus on longer term goals, and to build shareholder value. We also believe that the vesting conditions under which we grant equity awards serve to retain our Named Executive Officers over multi-year time periods. As described above, we also target equity awards for our Named Executive Officers which, when added to base salary and annual bonus under the STIP, are targeted at a total of approximately the 75th percentile of total compensation for the comparator companies. Our policy is to grant options only at an exercise price not less than the market price of the shares at the time the option is granted, which for 2005 and 2006 was determined as the average of the opening price and the closing price reported as having occurred on the date of grant, or, if there was no sale on such date, then on the last preceding date on which such a sale was reported. The committee has decided to use the closing price on the date of grant as the measure of the fair market value of the company’s common stock and the exercise price for option grants in 2007 and beyond. For this purpose, options are considered granted when authorized by the committee or its duly authorized delegate.

Consideration of annual equity awards occurs as part of the annual review of other compensation components, and is based on both competitive market analysis and individual and company performance assessments. Options granted under the 2003 MIP and the 2006 MIP in 2006 and 2007 have ten-year terms and vest over three years, subject in certain cases with respect to the 2006 grants to the satisfaction of specified performance targets. Options and RSUs also automatically vest and become immediately exercisable if the employment of our Named Executive Officers is terminated by us “without cause,” or by the executive for “good reason” following a change in control of the company. See “Compensation of Named Executive Officers on Change in Control and Other Termination of Employment” below. This protection is provided for Messrs. Shulman, Lerer and Demilio both in their employment agreements and by the terms of the options and RSUs issued to them, and for Messrs. Gregoire and Majerik by the terms of the options and RSUs issued to them. All options and RSUs issued to our employees contain similar protections.

Forty percent of the stock options granted to our Named Executive Officers in 2006 contained performance standards designed to create a further incentive for them to maximize our performance for our shareholders. These performance standards provide that on the date of vesting or anytime thereafter prior to the fifth anniversary of the February 24, 2006 date of grant of the options the trading price of our common stock over any 20 consecutive day period ending on any date must exceed the Target Price. The Target Price is defined as an amount equal to the exercise price plus a cumulative return of 5% with daily compounding from the date of the grant of the options. The performance standard for the group of options vesting on February 24, 2007 was met. The vesting of the RSUs is subject to the requirement that we have positive net income for the period April 1, 2006 through December 31, 2006. This performance standard was met with respect to the RSUs.

The committee’s decisions to make equity awards to our Named Executive Officers are based on the following:

1)              Equity awards are made on the basis of performance, and in the context of total annual remuneration of the executive, as benchmarked with comparable company and comparable talent data, and other survey data as appropriate.

2)              Equity is awarded as a percent of base salary, the value of which is calculated using the Black-Scholes-Merton option pricing model for determining the value of options granted and the closing price of a share of the company’s common stock for determining the value of RSUs granted.

The mix of stock options and RSUs is based on a ratio of 75% of the total equity value being comprised of the value of option grants (using the Black-Scholes-Merton valuation of an option) and 25% of the total equity value being comprised of the value of RSUs (using the closing price of a share of the company’s common stock on the date of grant). For 2006 and 2007, this resulted in awards that were made in a ratio of stock options to RSUs of 2.76 to 1 and 2.76 to 1, respectively. We believe these ratios resulted in the right mix of equity award types, and enabled the application of varied performance-based criteria. We recognize that the use of stock options can be dilutive to shareholders and stock options may not create an incentive for our executive officers to remain employed with us if our share price falls to near or below the exercise prices of the options. Accordingly, we have included options and RSUs in the mix of equity grants to mitigate the effect of these issues inherent with granting all equity in one form only. Based on a review of equity grants by the comparator companies and the advice of its compensation consultants, the committee on February 24, 2006 awarded to Mr. Shulman, Dr. Lerer, Mr. Demilio and Mr. Gregoire total equity grants (including stock options and RSUs) with a value, determined based on the

Black-Scholes-Merton option pricing model for options and the closing price of the common stock for RSUs, of 500%, 400%, 300% and 125% of their base salaries, respectively. On March 2, 2007, the committee awarded to Mr. Shulman, Dr. Lerer, Mr. Demilio, Mr. Majerik and Mr. Gregoire, total equity grants (including stock options and RSUs) with a value of 460%, 508%, 289%, 100% and 115% of their base salaries, respectively. We believe these grants of stock options and RSUs are in line with the practices of the comparator companies.

Retirement Vehicles/Deferred Compensation

We maintain a 401(k) savings plan which permits employees to defer compensation and to which the company makes matching contributions on behalf of the Named Executive Officers on the same basis as all other participants. We have never maintained a pension plan. We also operate a Supplemental Accumulation Plan (“SAP”), a deferred cash compensation plan that is designed to enhance opportunity for retirement savings in the absence of any retirement programs other than our 401(k) plan, and to promote the retention of our executive officers. The SAP includes a discretionary component funded by us which is determined on an annual basis as a fixed percentage of an executive’s base salary, and a voluntary deferral component under which the participant may make contributions from base or incentive compensation. The SAP provides deferred compensation to assist executives with planning for retirement. The discretionary component of the SAP is utilized to supplement an executive’s 401(k) contributions, given that executives are limited by IRS maximum income deferral limitations. For a description of the SAP, see “Benefit Plans and Awards—Deferred Compensation Plan” below. For 2006, each of our Named Executive Officers other than Mr. Majerik was awarded a company contribution of 11% of his base salary. For 2007, each of the Named Executive Officers was awarded a company contribution of 11% of his base salary.

Perquisites

We provide certain perquisites to each of our Named Executive Officers depending on his level within the company and the provisions of each officer’s employment agreement. Many of the perquisite benefits provided by us to the Named Executive Officers are designed as protection benefits (e.g. supplementing life and disability insurance to ensure 60% of salary coverage, and supplementing costs associated with financial planning). All perquisites provided by us are competitive and reasonable (e.g. auto allowance, dues) as benchmarked by the committee’s compensation consultants. For further information on the perquisites for each Named Executive Officer, see “Summary Compensation Table” below. All reimbursable business expenses of Mr. Shulman are reviewed and approved by the Audit Committee on a quarterly basis and are reimbursed pursuant to our business expense policies, and all such business expenses incurred by Dr. Lerer and Messrs. Demilio, Gregoire and Majerik are reviewed and approved in advance of reimbursement by Mr. Shulman and are reimbursed pursuant to our business expense policies.

Adjustments or Recovery of Compensation

Under certain circumstances, we may have the right or the duty to adjust compensation before it is paid to the Named Executive Officers or to recover compensation after it is paid to our Named Executive Officers. Under Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to prepare an accounting restatement due to a material noncompliance, as a result of misconduct, with any financial report requirement under the securities laws, our chief executive officer and chief financial officer must reimburse the company for any bonus or other incentive-based or equity-based compensation received by them during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the document embodying that financial reporting requirement and any profits realized by them from the sale of our securities during that 12-month period. We have no formal policy regarding when we might seek any such reimbursement or recovery, and we rely instead on an evaluation by the board of the circumstances giving rise to any financial restatement and an interpretation of the requirements of Section 304 in any particular case.

Under Section 12 of the 2003 MIP and the 2006 MIP, we have the right to declare equity awards to be forfeited or to recover any gains realized under any award under those plans, either during the term of a participant’s employment or during the two year period under the 2003 MIP, or the one-year period under the 2006 MIP, following his or her termination of employment, if the participant engages in certain types of conduct described in the plans and considered injurious to the company.

Stock Option and Restricted Stock Grant Procedures Generally

On February 22, 2007, the board adopted a Policy Regarding Awards of Equity-Based Incentive Arrangements to Executive Officers and Other Employees, which deals with the terms, timing and pricing of equity awards; the process for the grant and approval of awards; and the documentation for awards. The policy in important respects parallels the practices that the board has informally followed in granting equity awards since our emergence from bankruptcy reorganization in January 2004. The policy provides that the committee will determine the number of shares covered by awards of options, restricted shares, RSUs and other types of equity awards for our Named Executive Officers and the terms of those awards. The policy also provides that the committee will establish a pool of options, restricted shares and RSUs which the chief executive officer and chief operating officer have the power to award to other executive officers and employees generally. Awards generally will be made only once annually and will be made on the third business day in March unless otherwise determined by the committee. Awards may be made on a different date where an executive or other employee is newly-hired or promoted or under other special circumstances. The actual number of options, restricted shares and RSUs awarded to employees other than our Named Executive Officers is determined by our CEO pursuant to delegated authority from the committee in accordance with the terms of the 2003 MIP and the 2006 MIP; awards are then made on the same date as the awards to our Named Executive Officers. The purpose of this practice is to communicate and price equity awards to executive officers and any employees early in the year, to encourage them to attain the company’s strategic objectives during the year.

In 2006, the committee met several times in early 2006, and finally determined the option and RSU grants for the Named Executive Officers and the pool of options available for our other executive officers and employees on the date of the first board meeting in 2006, February 24, 2006. In 2007, the committee initially met on February 21, 2007 to tentatively set the percentage of base salary at which equity awards would be made. The committee then met on March 1, 2007 to finalize the equity awards, which were made on March 2, 2007, following the public announcement of the company’s annual financial results for 2006 on February 28, 2007. The company in the future intends to publicly announce its annual financial results for the preceding year prior to the third business day in March, the day when it normally awards annual equity incentives to its Named Executive Officers, other executive officers and other employees.

We also grant stock options and RSUs in connection with the hiring of certain executives, as we did with Mr. Majerik in July 2006. In the case of our Named Executive Officers and our controller, Mr. West, such grants are approved by the committee and, in the case of other executives and senior officers, such grants are approved by the CEO under delegated authority from the committee. In the past, such options were granted on the date the employment of the new executive or employee commences. Under the new policy, however, awards made in connection with new hires, promotions or the assignment of new responsibilities to an existing employee, or under other special circumstances, will be made effective on the first business day of the month following the relevant event.

In most cases, our equity plans restrict the transferability of awards, permitting only transfers to certain family members and entities held by or established for the benefit of family members. Where awards are subject to such transferability restrictions, recipients are prohibited from engaging in hedging transactions, where all or part of the economic risk of the award is transferred to another person.

Compensation of Named Executive Officers on Change in Control and Other Termination of Employment

We entered into employment agreements with Mr. Shulman, Dr. Lerer and Mr. Demilio as part of our plan of bankruptcy reorganization, which was negotiated among our creditors and other parties in interest in the reorganization process during late 2003 and consummated on January 5, 2004. In entering into the employment agreements, our objectives were to engage on a long-term basis seasoned senior executives with the ability to successfully bring us out of bankruptcy reorganization and establish profitable operations, motivate them with substantial incentives to create additional shareholder value, and align their interests with the long-term interests of the company and its shareholders.

In order to obtain a long-term commitment to employment from these senior executives, we agreed that, should Mr. Shulman, Dr. Lerer or Mr. Demilio be terminated by us without cause generally or should any of them terminate their employment for good reason, we would provide them severance pay equal to two times their last base pay and target bonus and provide them and their dependents with medical and other benefits for a period of two years after termination. We also agreed that all vesting conditions on outstanding equity awards would accelerate in that event. The severance amounts payable to them under certain assumptions are set forth under “Employment Contracts and Termination of Employment and Change of Control Payments” below. In agreeing to these provisions, we took note of the fact that severance equal to two years’ base salary and bonus is a common arrangement within the group of comparator companies in dealing with senior management and that two years roughly approximates the length of time that a senior executive like Messrs. Shulman, Lerer and Demilio might take to find another comparable position with another company if he found himself unemployed.

In determining that severance formula, we took note of the fact that, unless the equity award payouts were substantial, the compensation payable to the senior executives would fall within the limits on the deductibility of compensation to the company under Section 280(g) of the Internal Revenue Code (“IRC”) and would not give rise to an excise tax to the senior executive under Section 4999 of the IRC. However, in order to protect Messrs. Shulman, Lerer and Demilio in the event their total compensation, after taking into account their equity payouts, exceeded the deductibility limit and the excise tax threshold, we agreed to pay them a “gross-up” amount necessary to offset any such excise tax to them. Under these “gross-up” arrangements, the company will pay the executive an additional amount such that the net amount retained by him after the payment of the excise tax will equal the amount to which he was entitled before imposition of such excise tax on him. In doing so, we noted that such gross-up arrangements are common among the comparator companies.

In order to provide a portion of the substantial incentive which we intended to provide to Messrs. Shulman, Lerer and Demilio, we decided to offer each of them in connection with a change of control severance pay equal to three times their last base salary and target bonus, if they should be terminated without cause or should terminate for good reason at their own initiative following a change in control, as further discussed below. In addition, we determined to provide them and their dependents with medical and other benefits for a period of three years after termination under those circumstances. The severance amounts payable to Messrs. Shulman, Lerer and Demilio under certain assumptions are set forth under “Employment Contracts and Termination of Employment and Change of Control Payments” below and the potential equity payouts to them are referenced under “Outstanding Equity Awards” below. We believe that these severance arrangements will provide Messrs. Shulman, Lerer and Demilio with strong incentives to remain employed with us and facilitate a change of control transaction which the board finds advantageous to the shareholders, if one should be presented in the future.

As noted in the descriptions of the employment agreements of Mr. Shulman, Dr. Lerer and Mr. Demilio under “Employment Contracts and Termination of Employment and Change of Control Payments,” each has the right to terminate his employment for good reason during a window period beginning six months and ending seven months after a change of control and receive severance equal to three times his last base salary and target bonus and three years of medical and other benefits. For these purposes, good reason includes, in addition to several specified circumstances (reduction in base salary or bonus opportunity, material diminution of duties or authorities, or relocation), any reason. These provisions were the subject of negotiation with Mr. Shulman, Dr. Lerer and Mr. Demilio when the employment agreements were entered into. In adopting this standard for good reason termination, we determined that it was important in a potential change of control process to make sure that the senior executives stayed with the company for a reasonable transition period following the change of control. As a result, we determined to allow the senior executives to terminate their employment for good reason under the standard discussed above after serving-out a six-month transition period.

Mr. Shulman, Dr. Lerer and Mr. Demilio are subject to certain non-competition and non-solicitation provisions following any termination of employment. See “Employment Contracts and Termination of Employment and Change of Control Payments” below.

We engaged and entered into employment agreements with Messrs. Gregoire and Majerik after the consummation of our reorganization in January 2004, in the case of Mr. Gregoire in January 2005, and in the case of Mr. Majerik in July 2006. Because Messrs. Gregoire and Majerik were engaged after the company’s successful emergence from bankruptcy reorganization, we determined that the degree of risk which they bore in joining the company was substantially less than that borne by Messrs. Shulman, Lerer and Demilio.

As a result of the reduced risk that Messrs. Gregoire and Majerik faced in joining the company, we decided to offer them severance protection outside a change of control in the event of a termination of their employment “without cause” (and in the case of Mr. Gregoire with “good reason” by Mr. Gregoire) of one times their last base salary and target bonus, which was less than what was offered to Mr. Shulman, Dr. Lerer and Mr. Demilio. We noted that this severance was in line with that offered by comparator companies. Also, this severance pay arrangement was the same as the arrangement we extended to other key executives, not including Mr. Shulman, Dr. Lerer and Mr. Demilio. Mr. Gregoire, in addition, has the right to terminate his employment agreement for good reason if his base salary or target bonus opportunities are reduced, his duties or authorities are reduced, his reporting responsibility is changed or he is relocated. In this case, he is entitled to receive, among other things, base salary and bonus for one year following his termination.

As a result of a general market survey commissioned by the committee and performed by its independent outside compensation consultants, we decided in late July 2006, through amendments to their employment agreements, to offer Messrs. Gregoire and Majerik severance in the event of a termination of their employment without cause or a termination by them of their employment with “good reason” for several reasons, including a base salary reduction not applicable to management generally, a material diminution of duties or responsibilities or a relocation following a change of control, equal to two times their last base salary and target bonus. In such a case, the vesting of all stock options granted between January 2004 and March 2005 would accelerate, which would benefit Mr. Gregoire but not Mr. Majerik. Further, we decided to provide medical and other benefits to Messrs. Gregoire and Majerik for a period of eighteen months following their termination in such circumstances. As part of the amendments, we also extended the duration of their non-competition covenants in the event of a change in control from one year to two years, to match the period for which Messrs. Gregoire and Majerik would receive severance benefits. The compensation consultant found that the length and amount of the arrangements, as well as the gross-up arrangements described below, was consistent with arrangements offered by comparator companies. As described above with respect to the severance arrangements for Mr. Shulman, Dr. Lerer and Mr. Demilio, we believe that these severance arrangements will provide strong incentives to Messrs. Gregoire and Majerik to remain with the company to facilitate a change of control transaction which the board finds advantageous to the shareholders, if one should be presented.

We also decided to extend to Messrs. Gregoire and Majerik, as part of the same amendments to their employment agreements in late July 2006, protection in the event that their total compensation in a sale of the company, including their equity payouts, exceeded the excise tax threshold under Section 4999 of the IRC. Under this protection, we agreed to pay them a gross-up amount necessary to offset any such excise tax to them. In doing so, we considered the comparable commitment we already had to Mr. Shulman, Dr. Lerer and Mr. Demilio and relied in part on the advice of our compensation consultant, which found that such arrangements are common among comparator companies.

In providing these rights to Messrs. Gregoire and Majerik, we noted that a change of control would likely negatively impact their careers with us. At the same time, we recognized that it was important to secure their cooperation in the event that the company is sold, and it was decided that this protection was advisable to provide them with an incentive to remain with us through the sale. We declined to give them the same degree of discretion to invoke good reason termination than we did to Mr. Shulman, Dr. Lerer and Mr. Demilio. In formulating this definition of good reason for termination in a sale of the company, we relied on the advice of our compensation consultant.

In addition, under the terms of the options awarded to all employees in 2005, 2006 and 2007, if within 18 months of a change of control of the company the employee is terminated without cause or the employee terminates his or her employment for “good reason,” as defined in the employee’s employment agreement, the vesting of all options then held by the employee will be accelerated.

Loans to Executive Officers and Board Members

The committee has determined not to provide loans of any sort, including, but not limited to, relocation loans and loans to pay the exercise price of stock options, to our Named Executive Officers or members of the board of directors. No such loans are outstanding.

Deductibility of Executive Compensation

Section 162(m) of the IRC generally limits the deductibility of compensation paid each year to a publicly-held company’s chief executive officer and to its four most highly paid senior executive officers to $1 million per person. Excluded from the $1 million limitation is compensation that, among other things, meets pre-established performance criteria. The committee’s objective is to structure our compensation programs to maximize the deductibility under Section 162(m) of compensation paid, but the committee may provide compensation that may not be tax deductible when under the circumstances it would be in our best interests to do so, and has done so in certain instances since emerging from bankruptcy in January 2004. See “Employment Contracts and Termination of Employment and Change of Control Payments” below.

Summary Compensation Table

The following table sets forth, for the fiscal year ended December 31, 2006, the compensation paid by the company to our principal executive officer, principal financial officer, and the three next most highly compensated executive officers serving at December 31, 2006 (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation		Total(4)
		($)	($)	($)	($)	($)		($)
Steven J. Shulman Chief Executive Officer and Chairman of the Board	2006	1,071,200	1,839,000	1,413,140	3,731,366	271,344	(5)	8,326,050
René Lerer, M.D. Chief Operating Officer	2006	642,720	1,095,000	678,302	1,791,056	143,751	(6)	4,350,829
Mark S. Demilio Chief Financial Officer	2006	535,600	617,000	428,035	1,130,169	115,075	(7)	2,825,879
Michael Majerik Chief Sales and Marketing Officer	2006	126,042	69,000	206,518	512,610	37,337	(8)	951,507
Daniel N. Gregoire General Counsel	2006	334,750	194,000	110,939	292,921	55,383	(9)	987,993

(1)          The amounts shown as bonus represent amounts awarded under the STIP for service during 2006 paid in 2007.

(2)          In the case of Messrs. Shulman, Demilio and Gregoire and Dr. Lerer, the indicated amounts represent the number of restricted stock units awarded multiplied by the average of the opening and closing prices of the company’s stock ($40.21) on the date the awards were approved by shareholders (5/16/06). In the case of Mr. Majerik, the indicated amount represents the number of restricted stock units awarded multiplied by the average of the opening and closing prices of the company’s stock ($43.45) on the date of the award (7/17/06).

(3)          Option awards which were not made subject to performance conditions were valued using the Black-Scholes-Merton option pricing model based on the assumptions described under “Benefit Plans and Awards” below and in Note 7 to the financial statements included in the company’s Annual Report on Form 10-K for the fiscal year ended 12/31/06. Option awards which were made subject to performance conditions were valued using the Monte Carlo simulation method based on the assumptions described under “Benefit Plans and Awards” below.

(4)          The amounts included in this table have been recognized as compensation to the Named Executive Officers for financial reporting purposes.

(5)          Includes a SAP contribution of $118,976 made in 2007 for services in 2006, a 401(k) match of $6,600, $24,680 in imputed income related to company-provided life insurance, $5,410 in imputed income related to company-provided long-term disability insurance, tax gross-up payments of $74,893 related to a share purchase and restricted stock grant in 2004 pursuant to the terms of Mr. Shulman’s employment agreement and $19,099 related to the provision of other perquisites listed here, $18,968 in personal use of a company car and $2,718 in country club dues.

(6)          Includes a SAP contribution of $71,386 made in 2007 for services in 2006, a 401(k) match of $6,600, $8,570 in imputed income related to company-provided life insurance, $5,899 in imputed income related to company-provided long-term disability insurance, tax gross-up payments of $38,021 related to a share purchase and restricted stock grant in 2004 pursuant to the terms of Dr. Lerer’s employment agreement and $8,575 related to the provision of the other perquisites listed here, $2,455 in personal use of a company car and $1,024 in health club dues.

(7)          Includes a SAP contribution of $59,488 made in 2007 for services in 2006, a 401(k) match of $6,600, $6,827 in imputed income related to company-provided life insurance, $2,665 in imputed income related to company-provided long term disability insurance, tax gross-up payments of $26,145 related to a share purchase and restricted stock grant in 2004 pursuant to the terms of Mr. Demilio’s employment agreement and $5,070 related to the provision of the other perquisites listed here, and $8,281 in personal use of a company car.

(8)          Includes a SAP contribution of $30,250 made in 2007 for services in 2006, a 401(k) match of $1,547, a tax gross-up payment of $1,540 related to the provision of the other perquisites listed here and $4,000 of financial planning fees.

(9)          Includes a SAP contribution of $37,180 made in 2007 for services in 2006, a 401(k) match of $6,600, $3,118 in imputed income related to company-provided life insurance, a tax gross-up payment of $4,485 related to the provision of the other perquisites listed here and $4,000 of financial planning fees.

Grants of Plan-Based Awards

The following table sets forth, for the fiscal year ended December 31, 2006, information regarding grants of equity incentive plan awards and all other stock and option awards to the Named Executive Officers.

	Grant	Date of Board	Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Market Price on Grant	Grant Date Fair Value of Stock and Option
Name	Date(1)	Approval	Threshold		Target		or Units		Options	Awards	Date(2)	Awards(3)
			#		#		(#)		(#)	($/Sh)	($)	($)
Steven J. Shulman	5/16/06	2/24/06	165,664	(4)	110,442	(5)	—		—	38.52	38.68	3,731,366
	5/16/06	2/24/06	—		—		35,144	(6)	—	—	38.68	1,413,140
René Lerer, M.D.	5/16/06	2/24/06	79,519	(4)	53,012	(5)	—		—	38.52	38.68	1,791,056
	5/16/06	2/24/06	—		—		16,869	(6)	—	—	38.68	678,302
Mark S. Demilio	5/16/06	2/24/06	50,177	(4)	33,451	(5)	—		—	38.52	38.68	1,130,169
	5/16/06	2/24/06	—		—		10,645	(6)	—	—	38.68	428,035
Michael Majerik	7/17/06	—	—		—		—		37,500 (7)	43.45	43.25	512,610
	7/17/06	—	—		—		4,753	(7)	—	—	43.25	206,518
Daniel N. Gregoire	5/16/06	2/24/06	13,005	(4)	8,670	(5)	—		—	38.52	38.68	292,921
	5/16/06	2/24/06	—		—		2,759	(6)	—	—	38.68	110,939

(1)          Awards were made by the board under the 2006 MIP on 2/24/06, subject to shareholder approval of the 2006 MIP at the 2006 annual meeting of shareholders. At the meeting on 5/16/06, the 2006 MIP was approved by shareholders.

(2)          The exercise price on the date of grant was less than the closing price. The exercise price was determined as the average of the opening and closing prices on the date of grant, as provided by the terms of the 2006 MIP, which was approved by the company’s shareholders at the 2006 annual meeting.

(3)          The grant date fair values of option awards and the assumptions used in calculating those values is described under “Benefit Plans and Awards” below and under Note 7 to the financial statements included in the company’s Annual Report on Form 10-K for the fiscal year ended 12/31/06.

(4)          Represents options awarded not subject to performance conditions, valued at $13.35 per share using the Black-Scholes-Merton option pricing model.

(5)          Represents options awarded subject to performance conditions, valued at $13.76 per share using the Monte Carlo simulation method. The performance conditions are discussed under “Benefit Plans and Awards” below.

(6)          Represents a restricted stock unit award made under the 2006 MIP.

(7)          Represents an award of stock options and restricted stock units made outside of an established plan in connection with the hiring of Mr. Majerik, as permitted by NASDAQ rules.

Outstanding Equity Awards at December 31, 2006

The following table sets forth for the Named Executive Officers the number of shares and the value of option and stock awards as of December 31, 2006.

	Option Awards						Stock Awards
			Equity						Equity Incentive Plan Awards:	Equity Incentive Plan Awards: Market or Payout
	Number of Securities Underlying Unexercised Options		Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Number of Unearned Shares, Units or Other Rights That Have Not	Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable	Unexercisable	Options		Price	Date	Vested	Vested(1)	Vested	Vested
	(#)	(#)	(#)		($)		(#)	($)	(#)	($)
Steven J. Shulman	—	275,334	—		11.91	01/05/14
	—	206,502	—		11.91	01/05/14
	—	413,003	—		10.43	01/05/14
	49,563	148,687	—		34.57	03/10/15
	—	165,664	110,442	(2)	38.52	02/24/16
							18,338	792,568	—	—
							35,144	1,518,924
René Lerer, M.D.	—	124,170	—		11.91	01/05/14
	—	165,201	—		11.91	01/05/14
	—	247,802	—		10.43	01/05/14
	29,738	89,212	—		34.57	03/10/15
	—	79,519	53,012	(2)	38.52	02/24/16
							11,003	475,550	—	—
							16,869	729,078
Mark S. Demilio	—	82,601	—		11.91	01/05/14
	—	110,134	—		11.91	01/05/14
	—	165,201	—		10.43	01/05/14
	—	59,475	—		34.57	03/10/15
	—	50,177	33,451	(2)	38.52	02/24/16
							7,335	317,019	—	—
							10,645	460,077
Michael Majerik	—	37,500			43.45	07/17/16	4,753	205,425	—	—
Daniel N. Gregoire	16,667	33,333	—		36.16	01/05/15
	4,845	14,535	—		34.57	03/10/15
	—	13,005	8,670	(2)	38.52	02/24/16
							1,792	77,450	—	—
							2,759	119,244

(1)             Market value is calculated based on the closing price of $43.22 on 12/29/06, the last trading day before 12/31/06.

(2)             40% of the option award is subject to the performance condition that on the date of vesting or anytime thereafter prior to the fifth anniversary of the 2/24/06 grant date the trading price of the company’s common stock over any 20 consecutive day period ending on any date must exceed the Target Price. The Target Price is an amount equal to the exercise price plus a cumulative return of 5% from the date of grant. Prior to the date of this proxy statement, the Target Price for the options vesting in 2007 was exceeded and those options are considered earned.

Option Exercises and Stock Vested

The following table sets forth for the Named Executive Officers the number of shares acquired and the value realized upon the exercise of stock options and the vesting of stock awards during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
	(#)	($)	(#)	($)
Steven J. Shulman	68,834	2,163,706	6,113	226,426
René Lerer, M.D.	41,031	1,119,826	3,668	135,863
Mark S. Demilio	47,358	923,526	2,445	90,563
Michael Majerik	—	—	—	—
Daniel N. Gregoire	—	—	598	22,150

(1)          The value realized on exercise of stock options is equal to the actual sale price, where options were exercised and the shares issued under those options were immediately sold, less the exercise price, multiplied by the number of shares acquired.

(2)          The value realized on vesting of restricted stock is equal to the $37.04 closing price of the Ordinary Common Stock on 3/10/06, the date of vesting, multiplied by the number of shares affected.

Nonqualified Deferred Compensation

The following table sets forth for the Named Executive Officers information regarding contributions, earnings, withdrawals and balances for nonqualified deferred compensation plans for the fiscal year (“FY”) ended December 31, 2006 (“FYE”) and as of that date.

Name	Executive Contributions in Last FY	Company Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)
Steven J. Shulman	—	114,400	24,551	—	260,015
René Lerer, M.D.	—	68,640	11,503	—	154,553
Mark S. Demilio	—	57,200	14,155	—	137,082
Michael Majerik	—	—	—	—	—
Daniel N. Gregoire	—	36,750	2,483	—	38,233

Benefit Plans and Awards

Annual Incentive Plan.   In fiscal year 2006, the executive officers were eligible for participation in the company’s 2003 Short-Term Incentive Plan (“STIP”), which was designed to award officers (and other employees) bonuses for meeting or exceeding specific financial and other performance targets approved by the Management Compensation Committee for fiscal year 2006. The target bonus award levels for the executive officers range from 50% to 100% of base salary, and based on performance in relation to goals, the amount of bonus can range from 0% to 200% of target percentage. Awards are funded based on meeting or exceeding threshold goals and are awarded based on corporate and individual performance. Based on the financial results attained for fiscal year 2006, the STIP pool was funded at 126.8% of target funding levels and bonuses were paid to the executive officers on February 28, 2007.

2003 Management Incentive Plan.   In connection with the consummation of its plan of bankruptcy reorganization in January 2004, the company established its 2003 Management Incentive Plan (the “2003

MIP”), which is administered by the Management Compensation Committee of the board, and allows approval of several types of long-term incentives including stock options, stock appreciation rights, restricted stock awards and stock units. A total of 6,373,689 shares of common stock were reserved for issuance pursuant to the 2003 MIP over a period not to exceed ten years after the January 5, 2004 effective date.

On January 3, 2006, the Management Compensation Committee approved certain amendments of stock options outstanding under the 2003 MIP to bring them into compliance with the requirements of Section 409A of the IRC. The options amended were originally issued on January 5, 2004 in connection with the consummation of the company’s plan of bankruptcy reorganization on that date. The exercise price of the options was determined in connection with the bankruptcy proceedings and may be considered to have been less than the fair market value of the shares as of the date of consummation of the plan and the issuance of the options. As a result, the January 5, 2004 options might be subject to the provisions of Section 409A unless modified.

With respect to the January 5, 2004 options issued to the company’s three senior executive officers, Mr. Shulman, Dr. Lerer and Mr. Demilio, the amendments limited the time during which the options could be exercised but also included a deferral of exercisability with respect to certain of the options. The vesting schedule of the options was not changed and no change was made in the exercise price or other material terms. However, the period in which the option, once vested, could be exercised was reduced from the tenth anniversary of the date of grant (or certain earlier times if the option holders’ employment earlier terminates) to the end of the calendar year in which the option first became exercisable. In addition, except for options for 68,834 shares for Mr. Shulman, 41,031 shares for Dr. Lerer and 27,533 shares for Mr. Demilio, for all of the January 5, 2004 options the time when the options could first be exercised was deferred until January 5, 2007 (except that, as already provided in the options, a vested option could become exercisable earlier following a termination of employment). This deferral of the time when certain of these options would first become exercisable was agreed upon in connection with the waiver by the Management Compensation Committee of the restriction on sale before January 5, 2007 of 206,501 shares for Mr. Shulman, 123,901 shares for Dr. Lerer and 82,601 shares for Mr. Demilio, which they acquired upon exercise of a portion of their January 5, 2004 options that vested in January 2005.

2006 Management Incentive Plan.   The 2006 Management Incentive Plan (the “2006 MIP”) is intended to replace the 2003 MIP, under which few shares remain available and uncommitted. On February 24, 2006, as compensation during fiscal year 2006, the company awarded under the 2006 MIP options to purchase 276,106, 132,531, 83,628 and 21,675 shares of common stock and RSU awards for 35,144, 16,869, 10,645 and 2,759 shares of common stock to Mr. Shulman, Dr. Lerer and Messrs. Demilio and Gregoire, respectively. The options have an exercise price of $38.52 per share, the average of the opening and closing prices of the common stock on the date of grant. The options and  RSUs vest as to 33% each year. Certain of the options and RSU awards granted to executive officers were made subject to performance standards determined by the Management Compensation Committee. With respect to the stock options, 40% were awarded subject to the performance standard that on the date of vesting or anytime thereafter prior to the fifth anniversary of the February 24, 2006 award date the trading price of the company’s common stock over any 20 consecutive day period ending on any date must exceed a target price representing the exercise price plus a cumulative return of 5% from the date of the award. The performance standard for the group of options vesting on February 24, 2007 was met. With respect to the RSUs, all were awarded subject to the performance standard that the company have positive net income for the period April 1, 2006 through December 31, 2006. This performance standard was met with respect to the RSUs. As part of an amendment to his employment agreement on July 28, 2006, the Management Compensation Committee decided to provide for accelerated vesting of all stock options granted to Mr. Gregoire between January 3, 2004 and March 10, 2005, if in connection with or within two years after a change of control he is terminated without cause or he terminates his employment for good reason. This provision affects 69,380 options held by Mr. Gregoire.

In connection with the hiring of Mr. Majerik, the company awarded him options to purchase 37,500 shares and RSU awards for 4,753 shares of common stock, outside any established equity plan, as permitted by NASDAQ rules. The options have an exercise price of $43.45 per share, the average the opening and closing prices of the common stock on the date of grant. The options and RSUs vest as to 33% each year.

The stock option awards to Mr. Shulman, Dr. Lerer, Mr. Demilio and Mr. Gregoire which were approved by shareholders on May 16, 2006 without performance conditions were valued for both proxy statement and financial reporting purposes using the Black-Scholes-Merton option pricing model (“Black-Scholes”) based on a risk free interest rate of 5.00%, an expected life of four years, expected volatility of 29.90%, an expected dividend yield of 0.00%, a term of 10 years, a market value of $40.21 and an exercise price of $38.52. The stock option awards which were made subject to performance conditions were valued for the same purposes using the Monte Carlo simulation method based on estimated volatility of the company’s stock price of 30.0%, a service period of 3.0 years, an exercise ratio (the period of time after an option becomes exercisable when it is estimated to be exercised, to the time remaining in the term of the option after it becomes exercisable) of 25% and a risk-free interest rate of 4.99%. The stock option award to Mr. Majerik made on July 17, 2006 was valued for the same purposes using Black-Scholes based on a risk-free interest rate of 5.05%, an expected life of four years, an expected volatility of 29.90%, an expected dividend yield of 0.00% and a term of 10 years.

Perquisites.   The employment agreements with Mr. Shulman, Dr. Lerer and Mr. Demilio entitle them to various company-provided perquisites, including tax services, financial planning, car allowances (at least $27,000 per year to Mr. Shulman, $16,200 to Dr. Lerer and $10,800 for Mr. Demilio), personal membership in a country club and health club, first or business-class air travel and an annual physical exam. The employment agreements with Messrs. Majerik and Gregoire entitle them to the benefits of employment as are from time to time provided to salaried employees of the company or adopted for employees at their level of responsibility. Under the company’s benefit arrangements, Messrs. Majerik and Gregoire receive financial planning. The company also provides a gross-up payment to cover the tax cost to the Named Executive Officer of receiving non-cash perquisites. For a description of various provisions in those employment agreements in the event of a termination of employment without cause or for good reason, see “Employment Contracts and Termination of Employment and Change of Control Payments” below.

Tax Gross-Up Amounts.   Under the employment agreements for Mr. Shulman, Dr. Lerer and Mr. Demilio, those senior executives received sign-on restricted stock awards in the amounts of 83,963, 50,378 and 33,585 shares, respectively, as of January 5, 2004. At the same time, the company agreed to make each senior executive a tax gross-up payment in an amount (subject to adjustment) such that after payment of all federal, state or local tax on such amount, the executive was left with an amount equal to the aggregate federal, state and local taxes on the award of those restricted shares. Additional gross-up amounts in 2005 and 2006 were made as adjustments to the original estimated gross-up amount paid in 2004 to reflect the actual tax liability resulting from the restricted stock awards. The gross-up adjustment amounts paid to those senior executives during 2006 was $74,893, $38,021 and $26,145, respectively.

Deferred Compensation Plan.   The Supplemental Accumulation Plan (the “SAP”), was initially approved by the Management Compensation Committee in 2000 and was amended and restated in February 2006 in response to tax law changes under Section 409A of the IRC. The SAP is a deferred compensation plan which is designed to promote the retention of key executives. The SAP is a calendar year based plan that is funded by the company through a fixed percentage of an executive’s base salary. Annually, the Management Compensation Committee approves the percentage contribution for the executive officers. It may also be funded by the executive officers through voluntary deferrals of base and/or incentive compensation. Both company and voluntary contributions are paid to a trust and invested in one or more funds selected by each executive officer. For calendar 2005, the Company’s executive officers were each awarded a company contribution of 11% of base salary, as determined in 2006. Both company and voluntary contributions are paid to a trust and invested in one or more mutual funds selected by the respective executive officer.

The fixed percentage amount contributed to the trust and any appreciation thereon is paid to the executive officer on a date at least two years from the date of funding, if such officer is still employed at that time, or two years following the date of termination from the company, provided that the executive officer has complied with covenants not to compete with the company during that time period and the termination was not “for cause.”

The terms of the SAP provide that the amounts deposited in the trust on behalf of executive officers are to be immediately and fully vested upon a change of control of the company (as defined in the SAP document).

The company does not maintain any pension benefit plans.

Compensation Committee Interlocks and Insider Participation

The Management Compensation Committee as of the date hereof consists of Messrs. Barry Smith (chairman), Allen Wise and Saul Burian, each a non-employee director.

None of the company’s executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serves on the company’s board or on the management compensation committee.

EXECUTIVE OFFICERS

Executive Officers of the Registrant

Name	Age	Position
Steven J. Shulman	55	Chairman and Chief Executive Officer
René Lerer, M.D.	51	President and Chief Operating Officer
Mark S. Demilio	51	Chief Financial Officer
Daniel N. Gregoire	51	General Counsel and Secretary
Michael Majerik	43	Chief Sales and Marketing Officer

Information for Steven J. Shulman and René Lerer, M.D. is presented above under “Directors.”

Mark S. Demilio became Chief Financial Officer of the company in October 2001. Mr. Demilio served as Executive Vice President, General Counsel of the company from July 1999 to December 2000 and as Executive Vice President, Finance and Legal from December 2000 to October 2001. Prior to joining the company, Mr. Demilio was with Youth Services International, Inc., a publicly traded company that managed residential treatment centers for behaviorally troubled youth and behavioral treatment programs in juvenile correction facilities, serving as Executive Vice President, Business Development and General Counsel from March 1997 and Chief Financial Officer from June 1998. Prior thereto, Mr. Demilio was a partner with Miles & Stockbridge, a Baltimore, Maryland-based law firm. Mr. Demilio also serves on the board and the audit committee of Cosi, Inc., a NASDAQ-listed restaurant chain.

Daniel N. Gregoire became General Counsel and Secretary in January 2005. Mr. Gregoire was formerly Executive Vice President, General Counsel and Secretary of Oxford Health Plans, Inc., a New York Stock Exchange listed managed care company, from 2000 to 2004. Prior to joining Oxford, Mr. Gregoire was an attorney and shareholder with Sheehan Phinney Bass + Green, P.A., a Manchester, New Hampshire-based law firm from 1981 to 2000.

Michael Majerik became Chief Sales & Marketing Officer in July 2006. Prior to joining the company, Mr. Majerik served as Executive Vice President of sales for CorSolutions Medical, Inc., a disease management firm that was acquired by Matria Healthcare earlier in 2006. He previously held a variety of sales and marketing positions with CorSolutions from 2000 to 2006. Prior to joining CorSolutions, Mr. Majerik served in sales, marketing and business development roles with CM Healthcare Resources, a healthcare products and services provider, the USCI Division of C.R. Bard, a medical/surgical product manufacturer, and Smith Kline Pharmaceuticals

Employment Contracts and Termination of Employment and Change of Control Payments

The following is a description of certain provisions of employment agreements between the company and the Named Executive Officers, including termination of employment and change of control payments:

Steven J. Shulman.   Under the Employment Agreement between Mr. Shulman and the company, which was entered into as part of the company’s bankruptcy reorganization, effective January 5, 2004, Mr. Shulman serves as Chairman and Chief Executive Officer and member of the board of directors of the company. The agreement is for a three-year term beginning on January 5, 2004, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed as of January 5, 2007. The company was required to pay Mr. Shulman a base salary of $1,000,000 per year, with annual review for increase by the board or a duly authorized committee thereof. Mr. Shulman’s base salary for 2006 was set at $1,081,600 and for 2007 has been set at $1,135,680 effective April 1, 2007. Mr. Shulman is entitled to an annual target bonus opportunity of 100% of base salary, subject to achievement of performance targets fixed by the board or a duly authorized committee thereof under the applicable management incentive plan operated by the company. Under the agreement, the company granted Mr. Shulman 83,963 restricted shares on January 5, 2004 and paid him a related tax gross-up amount of $1,669,822 in 2004 with additional adjustment amounts of $190,295 and $74,893 in 2005 and 2006. The agreement also provided for Mr. Shulman to purchase on that date for $1,000,000 in cash 83,963 fully-vested shares of common stock for $11.91 per share in cash, the average price paid by Onex and other investors for all of the shares of common stock they acquired in connection with the plan of reorganization. Mr. Shulman received a cash payment equal to a portion of the income taxes that he may incur as a result of such purchase. Additionally, under the agreement, the company granted to Mr. Shulman options to purchase a total of 1,445,511 shares of common stock with a ten-year term. The company has granted additional options, restricted shares and RSUs to Mr. Shulman since entering into his employment agreement. The agreement provides for benefits commensurate with Mr. Shulman’s position. The Agreement also provides for severance payments upon termination as follows:

•       Termination due to resignation by Mr. Shulman:   If Mr. Shulman resigns without good reason as described below, he would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination.

•       Termination without cause by the company or with good reason by Mr. Shulman:   Upon any such termination, Mr. Shulman would receive all base salary accrued through the date of termination and pro-rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for three years after termination, continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages for a two-year period, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. Under the employment agreement, good reason for termination by Mr. Shulman includes a reduction of his base salary or bonus opportunity, a material diminution of his duties or authorities, a change in his reporting responsibility, any required relocation or any reason during the 30-day period immediately following the six-month anniversary of a change of control. The company estimates that if Mr. Shulman had terminated employment on December 31, 2006 under these circumstances, he would have been entitled to approximately $1,081,600 in bonus for the year of termination, $4,326,400 of severance and $3,063 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $33,523,986, based on the closing price of the company’s stock on that date. By the terms of the stock options and restricted stock awards, $30,260,460 of value (assuming the same $43.22 closing price) first became exercisable in the normal course between January 5, 2007 and March 26, 2007.

•       Termination without cause by the company or with good reason by Mr. Shulman in connection with, or within three years after, a change of control:   Upon any such termination, Mr. Shulman would receive all base salary accrued through the date of termination and pro-rata target bonus for the year in which termination occurs, severance equal to three times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for three years after termination, and continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages for a three-year period, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Mr. Shulman had terminated employment on December 31, 2006 under these circumstances, he would have been entitled to approximately $1,081,600 in bonus for the year of termination, $6,489,600 of severance, and $4,595 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $33,523,986 based on the closing price of the company’s stock on that date. By the terms of the stock options and restricted stock awards, $30,260,460 of value (assuming the same $43.22 closing price) first became exercisable in the normal course between January 5, 2007 and March 26, 2007. The company estimates that Mr. Shulman would not have received a gross-up payment with respect to excise tax under Section 4999 of the IRC if his employment had terminated on December 31, 2006.

•       Termination with cause:   Upon any such termination, Mr. Shulman would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and all stock options would terminate on the date of termination.

•       Termination for death or disability:   Upon any such termination, Mr. Shulman would receive all base salary accrued through the end of the month in which termination occurs and pro rata target bonus for the year in which termination occurs, if termination is due to disability a cash payment equal to two times base salary plus target bonus, accelerated vesting of all outstanding equity awards not yet vested with all options remaining exercisable for two years, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Mr. Shulman had terminated employment on December 31, 2006 under these circumstances, he would have been entitled to approximately

$1,081,600 in bonus for the year of termination and $4,326,400 of severance. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $33,523,986, based on the closing price of the company’s stock on that date. By the terms of the stock options and restricted stock awards, $30,260,460 of value (assuming the same $43.22 closing price) first became exercisable in the normal course between January 5, 2007 and March 26, 2007.

In addition, if any of the payments or benefits received by Mr. Shulman in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Mr. Shulman an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which he was entitled before the imposition of such income and excise tax on him.

Following his termination of employment, Mr. Shulman will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period of one year following his termination or any longer period for which he continues to receive or is paid in a lump sum base salary, although receipt of any payment described above has not been conditioned on fulfillment of those covenants.

René Lerer, M.D.   Under the Employment Agreement between Dr. Lerer and the company, which was entered into as part of the company’s bankruptcy reorganization, effective January 5, 2004, Dr. Lerer serves as President and Chief Operating Officer and member of the board of directors of the company. The agreement is for a three-year term beginning on January 5, 2004, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed as of January 5, 2007. The company was required to pay Dr. Lerer a base salary of $600,000 per year, with annual review for increase by the chief executive officer, subject to approval of the board or a duly authorized committee thereof. Dr. Lerer’s base salary for 2006 was set at $648,960 and for 2007 has been set at $697,632 effective April 1, 2007. Dr. Lerer is entitled to an annual target bonus opportunity of 75% of base salary, subject to achievement of performance targets fixed by the board or a duly authorized committee thereof under the applicable management incentive plan operated by the company. Under the agreement, the company granted Dr. Lerer 50,378 restricted shares of Ordinary Common Stock on January 5, 2004 and paid him a related tax gross-up amount of $698,406 in 2004 with additional adjustment amounts of $55,221 and $38,021 in 2005 and 2006. Additionally, under the agreement, the company granted to Dr. Lerer options to purchase a total of 867,307 shares of common stock with a ten-year term. The company has granted additional options, restricted shares and RSUs to Dr. Lerer since entering into his employment agreement. The agreement provides for benefits commensurate with Dr. Lerer’s position. The agreement also provides for severance payments upon termination as follows:

•       Termination due to resignation by Dr. Lerer:   If Dr. Lerer resigns without good reason as described below, he would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination.

•       Termination without cause by the company or with good reason by Dr. Lerer:   Upon any such termination, Dr. Lerer would receive all base salary accrued through the date of termination and pro-rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for three years after termination, continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages for a two-year period, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. Under the employment agreement, good reason for termination by Dr. Lerer includes a reduction of his base salary or bonus opportunity, a material diminution of his duties or authorities, a change in his reporting responsibility, any required relocation or any reason during the 30-day period immediately following the six-month anniversary of a change of control. The company estimates that if Dr. Lerer had terminated employment on December 31, 2006 under these circumstances, he would have been entitled to approximately $486,720 in bonus for the year of termination, $2,271,360 of severance, and $28,884 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $19,784,842, based on the closing price of the company’s stock on that date. By the terms of the stock options and restricted stock awards, $18,052,052 of value (assuming the same $43.22 closing price) first became exercisable in the normal course between January 5, 2007 and March 26, 2007.

•       Termination without cause by the company or with good reason by Dr. Lerer in connection with, or within three years after, a change of control:   Upon any such termination, Dr. Lerer would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to three times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for three years after termination, continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages for a three-year period, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Dr. Lerer had terminated employment on December 31, 2006 under these circumstances, he would have been entitled to approximately $486,720 in bonus for the year of termination, $3,407,040 of severance, and $43,325 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $19,784,842, based on the closing price of the company’s stock on that date. By the terms of the stock options and restricted stock awards, $18,052,052 of value (assuming the same $43.22 closing price) first became exercisable in the normal course between January 5, 2007 and March 26, 2007. The company estimates that Dr. Lerer would not have received a gross-up payment with respect to excise tax under Section 4999 of the IRC if his employment had terminated on December 31, 2006.

•       Termination with cause:   Upon any such termination, Dr. Lerer would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and all stock options would terminate on the date of termination.

•       Termination for death or disability:   Upon any such termination, Dr. Lerer would receive all base salary accrued through the end of the month in which termination occurs and pro rata target bonus for the year in which termination occurs, if termination is due to disability a cash payment equal to two times base salary plus target bonus, accelerated vesting of all outstanding equity awards not yet vested with all options remaining exercisable for two years, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Dr. Lerer had terminated employment on December 31, 2006 under these circumstances, he would have been entitled to approximately $486,720 in bonus for the year of termination and $2,271,360 of severance. In addition, the value of stock options and restricted stock awards which would have bested on an accelerated basis, would have been $19,784,842, based on the closing price of the company’s stock on that date. By the terms of the stock options and restricted stock awards, $18,052,052 of value (assuming the same $43.22 closing price) first became exercisable in the normal course between January 5, 2007 and March 26, 2007.

In addition, if any of the payments or benefits received by Dr. Lerer in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Dr. Lerer an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which he was entitled before the imposition of such income and excise tax on him.

Following his termination of employment, Dr. Lerer will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period of one year following his termination or any longer period for which he continues to receive or is paid in a lump sum base salary, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

Mark S. Demilio.   Under the Employment Agreement between Mr. Demilio and the company, which as entered into as part of the company’s bankruptcy reorganization, effective January 5, 2004, Mr. Demilio serves as Executive Vice President and Chief Financial Officer of the company. The agreement is for a three-year term beginning on January 5, 2004, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed as of January 5, 2007. The company was required to pay Mr. Demilio a base salary of $500,000 per year, with annual review for increase by the chief executive officer, subject to approval of the board or a duly authorized committee thereof. Mr. Demilio’s base salary for 2006 was set at $540,800 and for 2007 has been set at $557,024 effective April 1, 2007. Mr. Demilio is entitled to an annual target bonus opportunity of 60% of base salary, subject to achievement of performance targets fixed by the board or a duly authorized committee thereof under the applicable management incentive plan operated by the company. Under the agreement, the company granted Mr. Demilio 33,585 restricted shares of common stock on January 5, 2004 and paid him a related tax gross-up amount of $508,582 in 2004 with additional gross-up adjustment amounts of $35,290 and $26,145 in 2005 and 2006. Additionally, under the agreement, the company granted to Mr. Demilio options to purchase a total of 578,204 shares of common stock with a ten-year term. The company has granted additional options, restricted shares and RSUs to Mr. Demilio since entering into his employment agreement. The agreement also provides for benefits commensurate with Mr. Demilio’s position. The agreement also provides for severance payments upon termination as follows:

•       Termination due to resignation by Mark S. Demilio:   If Mr. Demilio resigns without good reason as described below, he would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination.

•       Termination without cause by the company or with good reason by Mr. Demilio:   Upon any such termination, Mr. Demilio would receive all base salary accrued through the date of termination and pro-rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for three years after termination, continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages for a two-year period, and any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. Under the employment agreement, good reason for termination by Mr. Demilio includes a reduction of his base pay or bonus opportunity, a material diminution of his duties or authorities, a change in his reporting responsibility, any required relocation or any reason during the 30-day period immediately following the six-month anniversary of a change of control. The company estimates that if Mr. Demilio had terminated employment on December 31, 2006 under these circumstances, he would have been entitled to approximately $324,480 in bonus for the year of termination, $1,730,560 of severance, and $28,884 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $13,136,080, based on the closing price of the company’s stock on that date. By the terms of the stock options and restricted stock awards, $12,013,043 of value (assuming the same $43.22 closing price) first became exercisable in the normal course between January 5, 2007 and March 26, 2007.

•       Termination without cause by the company or with good reason by Mr. Demilio in connection with, or within three years after, a change of control:   Upon any such termination, Mr. Demilio would receive all base salary accrued through the date of termination and pro-rata target bonus for the year in which termination occurs, severance equal to three times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for three years after termination, continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages for a three-year period, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Mr. Demilio had terminated employment on December 31, 2006 under these circumstances, he would have been entitled to approximately $324,480 in bonus for the year of termination, $2,595,840 of severance, and $43,325 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $13,136,080, based on the closing price of the company’s stock on that date. By the terms of the stock options and restricted stock awards, $12,013,043 of value (assuming the same $43.22 closing price) first became exercisable in the normal course between January 5, 2007 and March 26, 2007. The company estimates that Mr. Demilio would not have received a gross-up payment with respect to excise tax under Section 4999 of the IRC if his employment had terminated on December 31, 2006.

•       Termination with cause:   Upon any such termination, Mr. Demilio would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and all stock options would terminate on the date of termination.

•       Termination for death or disability:   Upon any such termination, Mr. Demilio would receive all base salary accrued through the end of the month in which termination occurs and pro rata target bonus for the year in which termination occurs, if termination is due to disability a cash payment equal to two times base salary plus target bonus, accelerated vesting of all outstanding equity awards not yet vested with all options remaining exercisable for two years, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Mr. Demilio had terminated employment on December 31, 2006 under these circumstances, he would have been entitled to approximately $324,480 in bonus for the year of termination and $1,730,560 of severance. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $13,136,080, based on the closing price of the company’s stock on that date. By the terms of the stock options and restricted stock awards, $12,013,043 of value (assuming the same $43.22 closing price) first became exercisable in the normal course between January 5, 2007 and March 26, 2007.

In addition, if any of the payments or benefits received by Mr. Demilio in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Mr. Demilio an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which he was entitled before the imposition of such income and excise tax on him.

Following his termination of employment, Mr. Demilio will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period of one year following his termination or any longer period for which he continues to receive or is paid in a lump sum base salary, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

Michael Majerik.   Under the Employment Agreement between Mr. Majerik and the company, effective July 17, 2006, as amended on July 28, 2006, Mr. Majerik serves as Chief Sales & Marketing Officer of the company. The agreement is for a one-year term ending on July 16, 2007, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The company will pay Mr. Majerik a base salary of $275,000 per year, with annual review for increase by the company. Mr. Majerik is entitled to an annual target bonus opportunity of 50% of base salary, subject to achievement of performance targets under the applicable management incentive plan operated by the company. Under the agreement, the company granted Mr. Majerik 37,500 options on July 17, 2006 with a ten-year term and 4,753 restricted stock units vesting in three equal annual installments. The agreement provides for benefits commensurate with Mr. Majerik’s position. The agreement also provides for severance payments upon termination as follows:

•       Termination due to resignation by Mr. Majerik:   If Mr. Majerik resigns without good reason as described below, he would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company’s deferred compensation and other benefit plans, including stock options and restricted stock awards.

•       Termination without cause by the company:   Upon any such termination, Mr. Majerik would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company’s deferred compensation and other benefit plans, including stock options and restricted stock awards. In addition, Mr. Majerik would receive his base salary for a period of twelve months after termination. The company estimates that if Mr. Majerik had terminated employment on December 31, 2006 under these circumstances, he would have been entitled to approximately $275,000 of severance and $9,370 in additional payments and benefits.

•       Termination without cause by the company or for good reason by Mr. Majerik in connection with or within two years after a change in control:   Upon any such termination, Mr. Majerik would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary and target bonus payable in a single cash installment immediately after termination, COBRA benefits for eighteen months after termination and any other amounts accrued and unpaid as of the date of termination. Under the employment agreement, good reason for termination by Mr. Majerik includes a reduction in his salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or his bonus opportunity, a material diminution in his duties or responsibilities, or a relocation. The company estimates that if Mr. Majerik had terminated employment on December 31, 2006 under these circumstances, he would have been entitled to approximately $137,500 in bonus for the year of termination, $825,000 in severance and $14,054 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $196,800, based on the closing price of the company’s stock on that date. Also, the company estimates that the amount of the gross-up payment with respect to excise tax under Section 4999 of the IRC would have been $352,486 if his employment had terminated on December 31, 2006.

•       Termination with cause:   Upon any such termination, Mr. Majerik would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company’s deferred compensation and other benefit plans, including stock options and restricted stock awards.

•       Termination for death or disability:   Upon any such termination, Mr. Majerik would receive all base salary and accrued paid time off through the date of termination and the vested portion of any retirement, deferred compensation or other benefit plan, including stock option or restricted stock awards.

In addition, if any of the payments or benefits received by Mr. Majerik in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Mr. Majerik an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which he was entitled before the imposition of such income and excise tax on him.

Following his termination, Mr. Majerik will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period of one year following his termination or any longer period for which he continues to receive or is paid in a lump sum base salary, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

Daniel N. Gregoire.   Under the Employment Agreement between Mr. Gregoire and the company, effective January 24, 2005, as amended on July 28, 2006, Mr. Gregoire serves as Executive Vice President, General Counsel and Secretary of the company. The agreement was for a one-year term ending on December 31, 2005, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed as of January 1, 2007. The company will pay Mr. Gregoire a base salary of $325,000 per year, with annual review for increase by the board or a duly authorized committee thereof. Mr. Gregoire’s base salary for 2006 was set at $338,000 and for 2007 has been set at $348,140 effective April 1, 2007. Mr. Gregoire is entitled to an annual target bonus opportunity of 50% of base salary, subject to achievement of performance targets under the applicable management incentive plan operated by the company. Under the agreement, the company granted Mr. Gregoire 50,000 options to purchase shares on January 24, 2005 with a ten-year term. The company has granted additional options, restricted shares and RSUs to Mr. Gregoire since entering into his employment agreement. The agreement provides for benefits commensurate with Mr. Gregoire’s position. The agreement also provides for severance payments upon termination as follows:

•       Termination due to resignation by Mr. Gregoire:   If Mr. Gregoire resigns without good reason as described below, he would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company’s deferred compensation and other benefit plans, including stock option and restricted stock awards.

•       Termination without cause by the company or for good reason by Mr. Gregoire:   Upon any such termination, Mr. Gregoire would receive all base salary accrued through the date of termination, if termination occurs after June 30 pro rata target bonus for the year in which termination occurs, severance equal to the sum of base salary plus target bonus payable in a single cash installment immediately after termination, any other amounts accrued and unpaid as of the date of termination and any other payments payable under applicable benefit plans, including the company’s deferred compensation plan and his stock options and restricted stock awards. Under the employment agreement, good reason for termination by Mr. Gregoire includes a reduction in his base salary, a material diminution in his duties and authorities, a change in reporting responsibility, or a relocation. The company estimates that if Mr. Gregoire terminated employment on December 31, 2006 under these circumstances, he would have been entitled to approximately $169,000 in bonus for the year of termination, $507,000 in severance and $9,370 in payments and benefits.

•       Termination without cause by the company or for good reason by Mr. Gregoire in connection with or within two years after a change in control:   Upon any such termination, Mr. Gregoire would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary and target bonus payable in a single cash installment immediately after termination, accelerated vesting of all stock options granted from January 3, 2004 to March 10, 2005, COBRA benefits for eighteen months after termination and any other amounts accrued and unpaid as of the date of termination. Under the employment agreement, good reason for termination by Mr. Gregoire for these purposes includes a reduction in his salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or his bonus opportunity, a material diminution in his duties or responsibilities or a relocation. The company estimates that if Mr. Gregoire terminated employment on December 31, 2006 under these circumstances, he would have been entitled to approximately $169,000 in bonus for the year of termination, $1,014,000 in severance, and $14,054 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $659,625, based on the closing price of the company’s stock on that date. By the terms of the stock options and restricted stock awards, $259,144 of value (assuming the same $43.22 closing price) first became exercisable in the normal course between February 24, 2007 and March 26, 2007. Also, the company estimates that the amount of the gross-up payment with respect to excise tax under Section 4999 of the IRC would have been $432,114 if his employment had terminated on December 31, 2006.

•       Termination with cause:   Upon any such termination, Mr. Gregoire would receive base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company’s deferred compensation and other benefit plans, including stock options and restricted stock awards.

•       Termination for death or disability:   Upon any such termination, Mr. Gregoire would receive all base salary and accrued paid time off through the date of termination and the vested portion of any retirement, deferred compensation  or other benefit plan, including stock option or restricted stock awards. In addition, the company may pay Mr. Gregoire a pro rata potion of any bonus for any bonus plan in which he participates in the year of termination, subject to achievement of applicable performance objectives.

In addition, if any of the payments or benefits received by Mr. Gregoire in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Mr. Gregoire an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which he was entitled before the imposition of such income and excise tax on him. Following his termination, Mr. Gregoire will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period of one year following his termination or any longer period for which he continues to receive or is paid in a lump sum base salary, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

Certain Relationships and Related Party Transactions

Robert Le Blanc, who is one of our directors, is a Managing Director of Onex. Pursuant to the company’s plan of reorganization and a Stock Purchase Agreement dated as of December 18, 2003, Magellan Holdings LP (“Holdings”), an affiliate of Onex, purchased 8,552,700 shares of Multiple and Variable Vote Restricted Common Stock (“Multi-Vote Common Stock”) of the company. Since consummation of the plan of reorganization, Onex purchased from the company additional shares of Multi-Vote Common Stock as partial fulfillment of a commitment by Holdings pursuant to the Stock Purchase Agreement. Onex converted all of its Multi-Vote Common Stock into Ordinary Common Stock and sold those shares as of May 20, 2005, June 2, 2005 and November 9, 2005. Under the company’s plan of reorganization, certain of its creditors, including Onex, were given the option to receive shares of Ordinary Common Stock or in lieu of such shares $9.78 per share in cash. In order to fund these cash payments, under the Stock Purchase Agreement, Holdings committed to purchase additional shares of Ordinary Common Stock at the same $9.78 per share price. The company did not issue any shares to Holdings under this commitment in 2006, although it may do so in the future.

Report of Management Compensation Committee

The Management Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

The Management Compensation Committee
Barry Smith (Chairman)
Saul Burian
Allen Wise

Report of Audit Committee

The primary function of the Audit Committee is to assist the board of directors in fulfilling its financial oversight responsibility by reviewing the company’s financial statements, the other financial information that is proposed to be provided to the shareholders, the periodic financial reports filed with the SEC, the system of internal controls which management and the board of directors have established and the audit process. The committee operates pursuant to a written charter, a copy of which is available at www.magellanhealth.com. As set forth in the charter, management of the company is responsible for the preparation, presentation and integrity of the company’s financial statements. Management of the company is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent auditors are accountable to the board and the Audit Committee. The Audit Committee has the authority and responsibility to retain and terminate the company’s independent auditors.

In performance of this oversight function, the committee has considered and discussed the audited financial statements with management and the independent auditors. The committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The committee has also discussed with management the company’s internal controls and procedures and disclosure controls and procedures relating to financial and other matters. Finally, the committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the company is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are advised by the independent auditors. The independent auditors are experts in the fields of accounting and auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the company’s auditors are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission.

The Audit Committee
Michael P. Ressner (Chairman)
William J. McBride
Michael Diament

The information set forth above under the headings “Report of Management Compensation Committee” and “Report of Audit Committee” does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the filing specifically incorporates such information by reference therein.

PROPOSAL NUMBER TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Following the recommendation of its audit committee, our board of directors has appointed and recommends shareholder ratification of Ernst & Young LLP as our independent auditors for the fiscal year 2007. Representatives of Ernst & Young LLP will be present at the meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Audit, Audit-Related, Tax and Other Fees

Approval of Audit and Non-Audit Services

Ernst & Young LLP was our independent auditor for the year ending December 31, 2006, and has been selected by our audit committee to be our independent auditor for the year ending December 31, 2007. Under the board’s informal policy, all audit, audit-related, tax and all other services must be pre-approved by the Audit Committee. The policy does not provide for a de minimus exception to the pre-approval requirements. Accordingly, all of the 2006 fees described below were pre-approved by the full Audit Committee.

2006 and 2005 Audit, Audit-Related, Tax and Other Fees

The table below sets forth the total fees and expenses billed and expected to be billed by Ernst & Young for audit, audit-related, tax and other services.

Audit, Audit-Related, Tax and Other Fees

	2006 Actual Fees	2005 Actual Fees
Audit Fees(1)	4,321,308	4,363,910
Audit-Related Fees(2)(3)	467,222	584,866
Tax Fees(2)(4)	70,564	106,445
Total Fees(2)	4,859,094	5,055,221

(1)          Includes fees and expenses related to the fiscal year audit and interim reviews, audit of internal controls, audit procedures in connection with acquisition activity and SEC filing-related services, notwithstanding when the fees and expenses were billed or when the services rendered.

(2)          Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.

(3)          Includes acquisition due diligence.

(4)          Includes federal, state and local tax advisory services.

ADDITIONAL INFORMATION

Shareholder Proposals

In order to be considered for inclusion in our proxy statement and form of proxy relating to the 2008 annual meeting of shareholders, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, all shareholder proposals must be received by our Secretary at our principal offices in Avon, Connecticut, on or before December 12, 2007. Shareholder proposals submitted under Rule 14a-8 must also comply with the other requirements set forth in Rule 14a-8. In addition, under our bylaws, any shareholder proposal for consideration at the 2008 annual meeting of shareholders submitted outside the processes of Rule 14a-8 will be untimely unless it is received by our Secretary at least 90 days prior to the anniversary of the 2007 annual meeting of stockholders (February 16, 2008) and is otherwise in compliance with the requirements set forth in our bylaws.

Solicitation

All costs and expenses associated with soliciting proxies will be borne by us. In addition to the use of the mails, proxies may be solicited by the directors, officers and our employees by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

OTHER MATTERS

As of the date of this proxy statement, the board of directors is not aware of any other business or matters to be presented for consideration at the meeting other than as set forth in the notice of meeting attached to this proxy statement. However, if any other business shall come before the meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

REQUESTS FOR MORE INFORMATION

We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission. We will also provide to any person without charge, upon request, a copy of our Code of Ethics for Directors, Code of Ethics for Covered Officers and Corporate Compliance Handbook for all employees. Any such requests should be made in writing to the Investor Relations Department, Magellan Health Services, Inc., 55 Nod Road, Avon, Connecticut 06001. Our 2006 Annual Report, Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (without exhibits), Code of Ethics for Directors, Code of Ethics for Covered Officers, Corporate Compliance Handbook, and other Securities and Exchange Commission filings are also available on the Internet at www.magellanhealth.com. We intend to disclose future amendments to the provisions of the codes of ethics and handbook and waivers from such codes of ethics and handbook, if any, made with respect to any of our directors and executive officers on our Internet site.

PROXY	MAGELLAN HEALTH	PROXY
SERVICES, INC.

PROXY FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

ON MAY 15, 2007

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven J. Shulman, Chief Executive Officer, and Daniel N. Gregoire, Secretary, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Ordinary Common Stock of Magellan Health Services, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2007 Annual Meeting of Shareholders to be held at The Avon Old Farms Inn, 1 Nod Road, Avon, CT 06001, on May 15, 2007, at 9:00 a.m. and at any adjournment or postponement thereof.

1.	Election of Directors

Nominee for Election for Term Expiring in 2009:

	☐ FOR Nancy L. Johnson	☐ WITHHOLD AUTHORITY to vote for Nancy L. Johnson

Nominees for Election for Terms Expiring in 2010:

	☐ FOR Steven J. Shulman	☐ WITHHOLD AUTHORITY to vote for Steven J. Shulman

	☐ FOR Michael P. Ressner	☐ WITHHOLD AUTHORITY to vote for Michael P. Ressner

	☐ FOR Michael Diament	☐ WITHHOLD AUTHORITY to vote for Michael Diament

The directors recommend a vote FOR Items 1 and 2.

(Continued on reverse side)

(Continued from other side)

2.             Ratification of Ernst & Young LLP as Independent Auditors for Fiscal Year 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.             As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1 and 2.

VOTE BY PROXY CARD: Date, sign and return to Proxy Services, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

(Please sign in the same form as name appears hereon. Executors	Dated	, 2007
and other fiduciaries should indicate their titles. If
signed on behalf of a corporation, give title of officer signing.)

Signature of Stockholder(s)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS.